Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

BLUELINX CORPORATION,

VANDERMEER FOREST PRODUCTS, INC.

and

DAVID J. STAUDACHER

Dated as of October 3, 2022

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”), dated as of October 3, 2022, is entered into by and among BLUELINX CORPORATION, a Georgia corporation (“Buyer”), VANDERMEER FOREST PRODUCTS, INC., a Washington corporation (“Company”), and DAVID J. STAUDACHER (“Shareholder” and, together with Company, the “Selling Parties”).

WHEREAS, Company is engaged in the business of distributing, marketing, sourcing, supplying and selling of lumber, plywood, engineered wood and oriented strand board (“OSB”) building materials, including studs, framing lumber, timbers, pine boards, decking and other boards, and specialty building products, including decking products, railing products, weather barriers, insulation and building wraps, concrete form ply, engineered wood, Homasote products, OSB products, plywood panel products, general siding products, prefinished and specialty siding products (such products, collectively, the “Products”), to lumberyards, dealers, distributors and other customers in the states of Washington, Oregon, Alaska, Idaho, Montana and Hawaii in the United States of America, and British Columbia and Alberta in Canada, as well as treating, packaging, finishing, fabrication, cut-to-size, and engineering support, reload, and other services for select Products (such services, collectively, the “Services”, and all of the foregoing being collectively referred to as the “Business”);

WHEREAS, Shareholder is the record and beneficial owner of all of the issued and outstanding capital stock of Company (the “Shares”);

WHEREAS, Buyer desires to purchase the Shares from Shareholder and Shareholder desires to sell the Shares to Buyer, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Article I
Definitions

Section 1.1            Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” (including the term “affiliated”), whether or not capitalized, means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such specified Person.

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other legal requirement, of any Governmental Authority (including any Environmental Law and any Privacy Law) applicable to any relevant Person or its business, assets, Liabilities, operations, officers, directors, employees, consultants or agents.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Spokane, Washington, or Atlanta, Georgia, are authorized or required by law to close.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for Company in the conduct of the Business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security (CARES) Act (2020) and the related rules and regulations (including interim regulations and guidance) promulgated thereunder, whether before or after Closing, in each case as the same may be amended, modified or replaced from time to time.

“Cash” of any Person as of any date means all cash and cash equivalents (including marketable securities, short term investments and bank notes) of such Person, including cash and checks received by such Person prior to such date but less any checks written, or wires or electronic funds transfers made, by such Person prior to such date but not yet cleared.

“Code” means the Internal Revenue Code of 1986, as amended.

“Closing Cash” means the Cash of Company as of the Effective Time, excluding all Restricted Cash.

“Company’s Knowledge” or any similar terms means the knowledge of Shareholder after reasonable inquiry. Shareholder shall be deemed to have conducted a reasonable inquiry in the context of a particular matter if he has: (a) reviewed the relevant books and records of the Company and (b) conferred with the Company’s senior management team members.

“Contracts” means all contracts, agreements, options, understandings, leases for real or personal property, licenses, sales and accepted purchase orders, commitments, warranties and other instruments of any kind, including any Material Contracts, whether written or oral, to which any Person is a party or by which any of its assets are bound, including any option to renew or extend the term of any thereof.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”), whether or not capitalized, means, with respect to any specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through ownership of securities or other equity interests.

“Covered Employee” means any (1) director, officer, manager, contractor or Employee of Company, or any other Person performing services for Company, (2) former director, officer, manager, consultant or employee of, or any other Person formerly performing services for, Company, or (3) beneficiaries of any Person described in (1) or (2).

“Current Assets” means the current assets of the Company included in the line items set forth on Exhibit A and only to the extent acquired pursuant to the terms of this Agreement.

“Current Liabilities” means the current liabilities of the Company included in the line items set forth on Exhibit A and only to the extent assumed pursuant to the terms of this Agreement.

“D&O Tail” means an extended reporting period endorsement or policy of directors’ and officers’ liability insurance coverage of the Company for a period of coverage for six years after the Closing Date, the cost of which shall be borne by Shareholder.

“Data Security Requirements” means, collectively, all of the following to the extent relating to privacy, security, or security breach notification requirements and applicable to Company, to the conduct of the Business, or to any of the Business Systems or any business data: (i) Company’s own rules, policies, and procedures; (ii) all Applicable Laws, rules and regulations; (iii) industry standards applicable to the industry in which the Business operates (including, if applicable, PCI Standards); and (iv) contracts into which Company has entered or by which it is otherwise bound.

“Debt” means any indebtedness of a Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof), banker’s acceptances, interest swap agreements, capitalized or synthetic lease obligations or the unpaid balance of the purchase price of any assets, or overdrafts, as well as the amount of all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), and all interest, fees and other expenses, including prepayment penalties and breakage costs, owed with respect to any obligations hereunder and, to the extent not otherwise included, the amount of any indebtedness of any other Person guaranteed by such Person.

“Employee Benefit Plan” means any plan, policy, agreement, fund or arrangement providing bonuses, profit sharing benefits, pension benefits, compensation and incentives, deferred compensation, stock options, stock purchase rights, fringe benefits, severance payments, post-retirement benefits, scholarships, disability benefits, sick leave pay, vacation pay, commissions, payroll practices, retention payments, or other similar benefits, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), in each case, whether formal or informal, oral or written, funded or unfunded, insured or self-insured.

“Equipment” means all vehicles, machinery, office and computer equipment, furniture, fixtures, trade fixtures, rolling stock, molds, shoes, dies, pallets and other equipment, together with all parts, tools, accessories and related supplies.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, other than Company, that has employees who are or have been at any date of determination occurring within the preceding six years, treated pursuant to Section 4001(a)(14) of ERISA or Section 414 of the Code, as employees of a single employer that includes Company.

“Estimated Purchase Price” shall mean an amount calculated like the Purchase Price but using the estimated Net Cash and the estimated Net Adjustment provided by Company to Buyer pursuant to Section 2.2(d).

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means any foreign, domestic, federal, territorial, tribal, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, arbitral tribunal, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of, or any entity owned (in whole or in part) by, any of the foregoing (to the extent the rules or regulations of such organization or authority have the force of law).

“Improvements” means all buildings, structures, fixtures and other fixed assets or improvements of any and every nature located on, or annexed, attached or affixed to, actually or constructively, the Real Property.

“Indemnification Cap” means an amount equal to $67,650,000.

“Indemnitee” means, with respect to a claim for indemnity pursuant to this Agreement, the party asserting such claim.

“Indemnitor” means, with respect to a claim for indemnity pursuant to this Agreement, the party against whom such claim is asserted.

“Intellectual Property” means all patents, patent applications, technology, products, inventions, registered and unregistered trademarks, trademark applications, trade names, service marks, copyrights, computer programs and other Software, domain names, URLs, websites, trade secrets, confidential and proprietary business information, unpatented inventions, processes, know-how, engineering, drawings, plans and product specifications and all other intellectual property and ideas, whether or not registered, used in commerce, fixed in a tangible medium of expression, reduced to practice or generally known, including all trade dress, promotional displays and materials, price lists, bid and quote information, literature, catalogs, brochures, advertising material and the like, all telephone numbers, telephone and advertising listings, customer, supplier and distributor lists and all other information and data relating to, or used or held for use in, the Business, including information relating to customers or suppliers, intellectual property under development, product development, packaging development, and any licenses, license agreements and applications related to any of the foregoing.

“Inventory” means all inventories of raw materials, work-in-process, finished goods, supplies, consumables and the like.

“Kent Lease” means that certain Lease, dated October 9, 1992, and as subsequently amended and supplemented, by and between Company (as Lessee) and Hill Investment Company, a Washington limited partnership (as Lessor).

“KERP” means that certain Key Employee Retirement 401(k) Plan, an Employee Benefit Plan that was established, sponsored, maintained, administered and funded by the Company for the benefit of Shareholder.

“Key Employee” means each employee of Company listed on Schedule 1.1(a).

“Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not required to be accrued, reserved against or otherwise reflected on a Person’s financial statements disclosed or required to be disclosed on any Schedule to this Agreement.

“Lien” means any mortgage, deed of trust, title defect or restriction, lien or objection, pledge, security interest, hypothecation, restriction, covenant, transfer restriction, right of first refusal, adverse claim, conditional sales contract, easement, right-of-way, license, encumbrance, option, right of other party, voting trust, proxy, shareholder or similar agreement affecting or encumbering any of the Shares, or claim or charge of any kind or nature whatsoever.

“Losses” means all demands, claims, assessments, losses, damages, costs, defense costs, expenses, Liabilities, judgments, awards, fines, interest, sanctions, penalties, charges (including any amounts paid in settlement), whether or not arising from a third party claim, including reasonable costs, fees and expenses of attorneys, accountants and other representatives of a Person incurring or suffering such Losses or seeking to investigate, mitigate or avoid the same.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of the Selling Parties to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, first arising or occurring after the date of this Agreement and arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in Applicable Laws or accounting rules after the date of this Agreement; (vi) epidemics, pandemics or quarantines, such as events connected with the 2019 novel coronavirus disease (COVID-19); (vii) any natural or man-made disaster or acts of God; or (viii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); except, in each case, to the extent that Company is disproportionately affected thereby as compared with other participants in the industry in which Company operates.

“Net Adjustment” means (i) the Net Working Capital as of the Effective Time, as determined pursuant to Section 3.1, minus (ii) $30,200,000. Exhibit A provides an example of the methodology used to compute the Net Adjustment, for illustrative purposes. For the avoidance of doubt, the Net Adjustment can be a positive or negative number; and provided further, that (a) if the Net Adjustment is a negative number, the Purchase Price shall be decreased on a dollar-for-dollar basis; and (b) if the Net Adjustment is a positive number, the Purchase Price shall be increased on a dollar-for-dollar basis to the extent the Net Adjustment exceeds $1,000,000; and (c) if the Net Adjustment is between $0.00 and $1,000,000, there shall be no adjustment to the Purchase Price in connection with the Net Adjustment.

“Net Cash” means (a) Closing Cash, minus (b) all Debt of Company as of the Effective Time. For the avoidance of doubt, the Net Cash may be a positive or negative number.

“Net Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the close of business on the Closing Date in a manner consistent with the accounting methodologies and practices used in the preparation of the Financial Reports, with Inventory valued as described in Section 2.2(c) hereof, as shown in the methodology set forth on Exhibit A.

“Organizational Documents” means (i) any certificate or articles of incorporation, bylaws, shareholders agreement, certificate or articles of formation, operating agreement, limited liability company agreement or partnership agreement, or, if a trust, the agreement or declaration of trust, (ii) any documents comparable to those described in clause (i) as may be applicable pursuant to any Applicable Law and (iii) any amendment or modification to any of the foregoing.

“Payment Card Data” means any data associated with a payment card or otherwise protected under the PCI Standards, including: (a) “card holder data” which includes (i) primary account number; (ii) cardholder name; (iii) service code; and (iv) expiration date; (b) “sensitive authentication data” which includes (i) magnetic strip data; (ii) CVC2, CVV2, CID; (iii) PIN and PIN Block information; and (iv) any security-related information; and (c) other information used to authenticate cardholders and/or authorize payment card transactions.

“Permits” means all licenses, permits, qualifications, certificates, franchises, approvals, authorizations, exemptions and other registrations necessary to conduct the Business as currently conducted, or to own or operate any assets of Company.

“Permitted Exceptions” means: (i) current city, state, municipal and county ad valorem taxes not yet due and payable; (ii) existing easements, rights-of-way, zoning, subdivision, building and use restrictions of record; and (ii) any other matters identified on Schedule 1.1(b).

“Permitted Liens” means as of any relevant time: (i) Liens for Taxes or governmental assessments, charges or claims, the payment of which is not yet due, but which have been fully reserved; (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Persons imposed by Applicable Law incurred in the ordinary course of business and securing sums not yet delinquent, but which have been fully reserved; and (iii) with respect to real estate only, Permitted Exceptions; provided, however, that with respect to each of clauses (i), (ii) and (iii), none thereof interferes with or adversely affects, individually or in the aggregate, the value, marketability or current use of the affected property by Company, and further provided, with respect to each of clauses (i) and (ii), that to the extent that any such Lien arises at or prior to the Effective Time and relates to, or secures the payment of, a Liability, such Lien shall not be a Permitted Lien unless all Liabilities related thereto or secured thereby are fully accrued as accounts payable or accrued expenses as of the Effective Time and are taken into account in the calculation of the Net Adjustment pursuant to Section 3.1 (whether or not such Liabilities would be considered accounts payable, accrued expenses or current liabilities).

“Person” means an individual, corporation, partnership, limited liability company, association, trust, bank, estate or other entity or organization, including a Governmental Authority.

“Personal Information” means any information that can identify a person, which may include, but not be limited to, (i) name, address, telephone number, health information, driver’s license number, government-issued identification number, or any other data that can be used to precisely identify, contact or locate an individual, (ii) any nonpublic, personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, and/or related to a financial transaction by such individual person with a financial institution or (iii) Internet Protocol addresses or other persistent device identifiers.

“Post-Closing Tax Period” means any taxable period after the Closing Date and the portion of any Straddle Period ending after the Closing Date.

“PPP Lender” means Washington Trust Bank.

“PPP Loan” means that certain loan evidenced by a Promissory Note, dated April 12, 2020, in the amount of $674,000, issued by Company to the order of the PPP Lender, pursuant to the U.S. Small Business Administration’s Paycheck Protection Program established by the CARES Act.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Privacy Laws” shall mean any Applicable Law related to the protection, privacy or security of Personal Information or other data, including Applicable Laws relating to (i) protection of Personal Information, (ii) implementation of data privacy policies or data security policies in effect, including relating to data loss, theft and breach notification policies, and (iii) the transfer, exchange, disclosure, sharing, use or storage of employee applicant, employee, customer, or website user information, including the transfer of Personal Information across national borders.

“Purchase Price” shall mean an amount equal to (a) $63,440,000, plus (b) the Net Cash, minus (c) any unpaid Transaction Expenses, minus (d) the amount of Debt secured by the Shares or any assets of the Company, other than Debt taken into account in Net Cash, plus or minus (e) the effect of the Net Adjustment, as set forth in the definition thereof and as finally determined pursuant to Section 3.1.

“Related Party” means, with respect to any specified Person, (x) any Affiliate of such Person, (y) any member, shareholder, partner, trust, trustee, interest holder, legal guardian, manager, director, officer or executive employee of such specified Person or any of its Affiliates, or any other Person of which such specified Person is a member, shareholder, partner, beneficiary, trustee, interest holder, legal guardian, manager, director, officer or executive employee, or (z) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law.

“Related Party Landlord” means Staudacher Investments, LLC, a Washington limited liability company.

“Restricted Cash” means (i) any Cash held by Company required to be held by Company pursuant to any Applicable Law, including worker compensation laws, (ii) the amount of any outstanding checks, wires or electronic funds transfers that have not yet cleared, and (iii) security and other deposits, amounts deposited as cash collateral and any other Cash or Cash equivalents otherwise treated as restricted cash in accordance with GAAP.

“Software” means any software, computer instructions, assembly language, object code, source code, routines, configuration files, compilers, development environments, and application programming interfaces, or to which access to the functionality thereof (for example with “Software as a Service” or similar arrangements) whether proprietary, “open source,” “copy-left” or any other designations, used in the conduct of the Business or operations of Company.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Tax” or “Taxes” means all taxes, assessments or impositions imposed of any nature including: (i) federal, state, provincial, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, commercial activity, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, goods and services tax, customs, duties or other taxes, fees, assessments, amounts payable to any Governmental Authority in respect of uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that are escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; and (ii) any Liability with respect to the foregoing as a result of being or formerly having been a member of any affiliated, consolidated, combined, unitary, or similar group, as a result of any transferee liability in respect of the foregoing, whether arising as a result of any agreement or otherwise by operation of Applicable Law.

“Tax Return” means all returns, reports, forms or other information required to be filed with respect to any Tax (including estimated Tax payments, elections and changes in accounting method), and any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

“Transaction Agreements” means, collectively, this Agreement and the other agreements, documents, instruments, and certificates executed or to be executed by any of the parties hereto in connection with the transactions contemplated by this Agreement, including those specified in Article II to be delivered at or before the Closing.

“Transaction Expenses” means all costs, fees and expenses, payable by Company at or after the Closing, to or for the benefit of employees or directors of Company, or to third parties (including all fees, costs and disbursements of counsel, investment banks, financial advisers, lawyers, and accountants) in connection with the transactions contemplated by this Agreement (whether or not contingent on any other event or occurrence), the negotiation of the Transaction Agreements or any other documents required to effectuate the Closing or the performance thereof, including any bonuses, change in control payments, retention payments, severance payments and other amounts (however denominated), payable by Company at or after the Closing to employees that are incurred or payable, as a result of the transactions contemplated by this Agreement or the occurrence of the Closing (whether or not such bonuses or amounts are contingent on any other event or occurrence), including any Taxes and employee benefit payments or contributions payable by Company in respect thereof and any other costs, expenses, and Liabilities incurred in connection therewith.

Section 1.2            Index of Other Defined Terms. In addition to the terms defined in Section 1.1 above, the following terms shall have the respective meanings given thereto in the Sections indicated below:

Agreement	Preamble	Proceeding	4.7
Alternative Transaction	7.7	Products	Preamble
Business	Preamble	Promotional Contract	4.20(b)
Buyer	Preamble	Promotions	4.20(b)
Buyer Indemnities	10.1(a)	Proposed Allocations	8.4
Chosen Courts	11.12	Proposed Amounts	3.1(b)
Closing	2.2(a)	Protected Deal Communications	11.11(b)
Closing Date	2.2(a)	Purchase Price Allocation	8.4
Company	Preamble	Real Property	4.13(b)
Confidential Information	7.1(b)	Release	4.14(i)(v)
Court of Chancery	11.12	REPSA	2.3(g)
Debt Holder	2.2(b)	Restricted Period	7.2(a)
Delaware Federal Court	11.12	Retention Agreements	2.3(c)(x)
Deductible	10.4(a)	Retention Bonus Schedule	2.3(c)(x)
Direct Claim	10.2(b)	Retention Escrow	2.2(f)(iii)
Direct Claim Notice	10.2(b)	Second Release Date	10.5(d)
Effective Time	2.2(h)	Section 338(h)(10) Election	8.2(a)
Employees	4.15(a)	Section 338(h)(10) Election Form	8.2(b)
Environmental Condition	4.14(i)(i)	Securities Act	6.5
Environmental Laws	4.14(i)(ii)	Selling Parties	Preamble
Environmental Liabilities	4.14(i)(iii)	Services	Preamble
Escrow Agent	2.2(f)(iii)	Settlement Statement	2.2(f)
Escrow Agreement	2.2(f)(iii)	Share Encumbrances	4.3(b)
Escrow Consideration	2.2(f)(iii)	Shareholder	Preamble
Financial Reports	4.5(a)	Shareholder Employment Agreement	2.3(c)(ix)
Fundamental Representations	10.3(b)	Shares	Preamble
Hazardous Substances	4.14(i)(iv)	Spokane Real Property	2.3(g)
Indemnity Escrow	2.2(f)(iii)	Tax Claim	8.3(f)
Independent Accounting Firm	3.1(c)	Termination Date	9.1(e)
Initial Release Date	10.5(d)	Territory	7.2(a)(i)
Insurance Policies	4.19	Third-party Claim	10.2(a)
Material Bid	4.9(e)	Third-party Claim Notice	10.2(a)
Material Contract	4.9(d)	Transaction Expense Schedule	2.2(d)
Orders	4.11	WARN Act	4.15(d)
OSB	Preamble	Withholding Agent	2.5
Payoff Letter	2.2(b)
PCI Standards	4.17(h)

Article II
Purchase and Sale

Section 2.1             Purchase and Sale of Shares. At the Closing, subject to the terms and conditions of this Agreement, Shareholder will sell, transfer, and deliver to Buyer, and Buyer will purchase from Shareholder, the Shares, free and clear of all Liens, in exchange for the Purchase Price, payable in accordance with Section 2.2(f) and Section 2.2(g).

Section 2.2             Closing.

(a)            The closing (the “Closing”) with respect to the transactions contemplated hereby shall take place at the offices of Kilpatrick Townsend & Stockton LLP, 1100 Peachtree Street NE, Suite 2800, Atlanta, Georgia, 30309, on the third Business Day after all of the conditions to closing set forth in this Article II have been satisfied or waived by the parties entitled to the benefit thereof (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction thereof) (the “Closing Date”). Notwithstanding the foregoing, the parties may, for their convenience, elect to exchange and deliver all executed Closing deliverables by electronic delivery (other than the original certificate(s) evidencing the Shares and notarized stock power(s), which shall be delivered to Buyer’s counsel in escrow prior to the Closing), with originals of any electronically exchanged documents to follow promptly by overnight courier, and such exchange and delivery shall constitute the Closing and be fully binding for all purposes hereof.

(b)           At least three Business Days prior to Closing, Company shall deliver to Buyer a letter (a “Pay-off Letter”) from each holder of any Debt of Company or encumbering the Shares or any assets of the Company` (each a “Debt Holder”), addressed to Company, Buyer and its counsel, setting forth (A) the aggregate payments necessary to be made at the Closing in order to satisfy in full all amounts outstanding, including all principal, interest, fees, prepayment penalties or other amounts due or owing with respect thereto, (B) an agreement by such Debt Holder to release any Liens securing such Debt upon payment of such stated amount, and (C) wiring or other payment instructions for each such Debt Holder.

(c)            For purposes of determining the Inventory of Company as of the Effective Time, at least five Business Days prior to the anticipated Closing, Company and Buyer shall jointly conduct a physical count of the Inventory of Company, which count shall be adjusted to reflect transactions occurring after the count and prior to the Effective Time. Inventory will be valued at the lower of cost or market value; provided, that, (i) for purposes of calculating the estimated Net Working Capital and Net Adjustment under Section 2(d)(i) hereof, and the resulting Estimated Purchase Price, for Inventory that consists of commodity products that are tied to an index and whose market value is below cost, such Inventory will be valued at the market values listed therefor in the applicable Random Lengths publication as of September 23, 2022; and (ii) for purposes of calculating the final Net Working Capital and final Net Adjustment under Section 3.1 hereof, and the resulting Purchase Price, for Inventory that consists of commodity products that are tied to an index and whose market value is below cost, such Inventory will be valued at the market values listed therefor in the applicable Random Lengths publication as of September 30, 2022. To account for Inventories of raw materials or work-in-progress that are not useable in the ordinary course of business and Inventories of finished goods that are obsolete, not saleable in the ordinary course of business without discounts or allowances, or that have been held for more than 360 days, and with respect to which reserves have not been established by Company, $1,800,000 will be deducted from the Net Working Capital calculation, as shown in the methodology set forth on Exhibit A, for purposes of the calculation of Net Working Capital as of the Effective Time. If the parties cannot agree on the Inventory count prior to the Closing, Company may use its calculation of Inventory for purposes of its good faith written estimate and calculation of Net Working Capital pursuant to Section 2.2(d) and Buyer may use its calculation of Inventory for purposes of its written calculation of the Net Working Capital pursuant to Section 3.1(b).

(d)            At least three Business Days prior to the anticipated Closing, Company shall prepare and deliver, or cause to be prepared and delivered, to Buyer: (i) a good faith written estimate and calculation of the Net Cash and the Net Working Capital, each as of the Effective Time, and the resulting estimated Net Adjustment, each calculated in accordance with this Agreement, and based on the physical count quantities agreed with Buyer, together with reasonable supporting documentation and (ii) a schedule, certified by Company’s President, setting forth the amounts and payees of all Transaction Expenses payable at or after the Closing (the “Transaction Expense Schedule”). The Transaction Expense Schedule designates the accounts of the applicable Persons to which any unpaid Transaction Expenses shall be remitted, and wiring instructions for each such account.

(e)            At Closing, Shareholder shall sell, transfer, and convey to Buyer all of the Shares, free and clear of any Liens.

(f)            At the Closing, Buyer shall pay, in accordance with a settlement statement (the “Settlement Statement”) executed by Buyer and Selling Parties:

(i)            to each Debt Holder, the amount set forth in or determined in accordance with such Debt Holder’s Pay-off Letter;

(ii)           to each Person identified on the Transaction Expense Schedule, the amount of Transaction Expenses due and payable to such Person as of the Closing Date as identified on the Transaction Expense Schedule;

(iii)          to Citibank, N.A. (the “Escrow Agent”), consisting of (A) $6,344,000 (together with any interest or earnings thereon, the “Indemnity Escrow”), and (B) $1,250,000 (together with any interest or earnings thereof, the “Retention Escrow”, and collectively with the Indemnity Escrow, the “Escrow Consideration”), each to be held in escrow and disbursed pursuant to an Escrow Agreement entered into on the Closing Date substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”); and

(iv)          to Shareholder, an amount equal to the Estimated Purchase Price, minus all Debt of Company, minus any Transaction Expenses, minus the Escrow Consideration;

(g)            The payment to be made by Buyer at the Closing pursuant to Section 2.2(f)(iv) will be paid by wire transfer to one bank account previously designated for such payment by Company to Buyer in writing at least two Business Days prior to Closing. All amounts paid by Buyer pursuant to Section 2.2(f) shall be credited against the Purchase Price. Under no circumstances shall Buyer be liable to any Selling Party or other Person for any action, omission or delay of any Debt Holder or other Person in dealing with any payment made by Buyer in accordance herewith.

(h)            Unless otherwise agreed by Buyer and Shareholder, the purchase and sale of the Shares shall be deemed effective as of 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”).

Section 2.3             Buyer Closing Conditions. The obligation of Buyer to acquire Shares at the Closing is subject to the satisfaction of each of the following conditions, unless explicitly waived by Buyer in writing:

(a)            The representations and warranties of Shareholder contained in this Agreement shall have been true and correct in all material respects on and as of the date hereof and shall be true and correct in all material respects as of the Closing, except (i) those representations and warranties that address matters only as of a particular date need only be true and correct as of such date, and (ii) in each case for any representations or warranties that are qualified by “materiality” or “Material Adverse Effect” or any similar qualifier, which representations and warranties shall have been and be true and correct in all respects;

(b)            The Selling Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Selling Parties prior to or on the Closing Date;

(c)            The Selling Parties shall have delivered or caused to be delivered to Buyer:

(i)            original certificates evidencing all of the Shares duly endorsed for transfer or accompanied by notarized powers, with all transfer stamps attached, if required, each duly executed by Shareholder, and such other instruments as may be requested by Buyer to vest full legal and beneficial ownership of the Shares in Buyer, free and clear of any Liens;

(ii)           a certificate dated as of the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 2.3(a) and Section 2.3(b) have been satisfied;

(iii)          a certificate from the Secretary or comparable official of Company, dated as of the Closing Date, attesting to the resolutions of such entity authorizing the execution, delivery and performance of the Transaction Agreements to be executed, performed and delivered by Company, and to the incumbency of the Person(s) executing any Transaction Agreement on behalf of such entity;

(iv)          copies of the Organizational Documents of Company, each as in effect on the Closing Date and certified by the appropriate Governmental Authority or, with respect to any Organizational Documents that are not publicly filed, the Secretary or comparable official of Company;

(v)           a certificate of valid existence as to Company from the Secretary of State (or its equivalent) in its jurisdiction of organization and each state where Company is qualified to do business as a foreign entity, in each case dated not earlier than the fifth Business Day prior to the Closing;

(vi)          evidence reasonably satisfactory to Buyer and its counsel that all mortgages, security interests, collateral assignments and other Liens (other than Permitted Liens) on any of the assets of Company have been released, discharged and terminated in full, and the relevant assets or other assigned collateral have been returned to the relevant party;

(vii)         as requested by Buyer, written resignations, effective as of the Effective Time, by all Persons who are directors or officers of Company;

(viii)        a counterpart of the Escrow Agreement, duly executed by Company;

(ix)           a counterpart of an employment agreement between Buyer and Shareholder, substantially in the form attached hereto as Exhibit C (the “Shareholder Employment Agreement”), duly executed by Shareholder;

(x)            a counterpart of (i) a retention agreement between Company and each Key Employee, substantially in the form attached hereto as Exhibit D (collectively, the “Retention Agreements”), duly executed by each Key Employee, it being acknowledged that each Key Employee who executes a Retention Agreement shall be eligible to receive the bonus opposite his or her name on the schedule set forth on Exhibit E (the “Retention Bonus Schedule”) pursuant to the terms and conditions of such Retention Agreement;

(xi)           a signed and executed Section 338 Election Form, under the procedures described in Section 8.2(b), shall have been received and delivered to Buyer;

(xii)          duly completed and executed IRS Form W-9, Request for Taxpayer Identification Number and Certification, of Shareholder, or other certification of Shareholder reasonably acceptable to Buyer and otherwise meeting the applicable requirements of Treasury Regulation sections 1.1445-2(b)(2), in each case dated as of the Closing Date; and

(xiii)         all other documents, certificates, agreements or instruments required to be delivered to Buyer at the Closing by any Selling Party pursuant to any other provision hereof, duly executed by the relevant Person(s).

(d)            Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect;

(e)            No Proceeding shall have been commenced and be pending against any party to this Agreement which seeks to prevent the Closing. No Order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby;

(f)            All approvals, consents and waivers that are listed on Schedule 2.3(f) shall have been received and delivered to Buyer, and shall remain in full force and effect; and

(g)            The closing of the transactions contemplated by that certain Real Estate Purchase and Sale Agreement, dated October 3, 2022, by and between Related Party Landlord and Buyer (or its designee) (the “REPSA”), including the sale of the real estate and improvements located at 4516 North Barker Road, Spokane, Washington (collectively, the “Spokane Real Property”), shall have been consummated, it being the intent of the parties hereto for such transactions to occur concurrently with the transactions contemplated by this Agreement.

Section 2.4             Shareholder Closing Conditions. The obligation of Shareholder to sell the Shares at the Closing is subject to the satisfaction of each of the following conditions, unless explicitly waived by Shareholder in writing:

(a)            The representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects on and as of the date hereof and as of the Closing, except for those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date;

(b)            Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(c)            Buyer shall deliver or cause to be delivered to Shareholder:

(i)             a certificate dated as of the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 2.4(a) and Section 2.4(b) have been satisfied;

(ii)            a counterpart to the Escrow Agreement, duly executed by Buyer;

(iii)           a counterpart to the Shareholder Employment Agreement, duly executed by Buyer;

(iv)           counterparts to each of the Retention Agreements, duly executed by Company;

(d)            Buyer shall have paid all amounts required pursuant to the Settlement Statement;

(e)            No Proceeding shall have been commenced and be pending against any party to this Agreement which seeks to prevent the Closing. No Order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby; and

(f)            The closing of the transactions contemplated by REPSA, including the sale of the Spokane Real Property, shall have been consummated.

Section 2.5             Withholding. Notwithstanding any other provision in this Agreement to the contrary, Buyer, Company, the Escrow Agent, and the Selling Parties (each a “Withholding Agent”) shall have the right to deduct and withhold from any payments to be made or authorized hereunder such amounts as such applicable Withholding Agent is required to deduct and withhold with respect to the making of such payment under the Code, the Treasury Regulations or any provision of Applicable Law related to Taxes, including the employer portion of any employment, payroll, or other Taxes with respect to any transaction bonus, whether payable by Buyer or the Company (if such employer portion is required to be withheld by the Code, the Treasury Regulations or any provision of Applicable Law related to Taxes). The Withholding Agents shall timely and properly remit to the appropriate Governmental Authority any amounts so withheld. To the extent that amounts are so withheld and properly paid over to the applicable Governmental Authority in accordance with Applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of payments in respect of which such deduction and withholding was made.

Article III
Calculation and Adjustment of Purchase Price

Section 3.1             Post-Closing Purchase Price Adjustment.

(a)            The Purchase Price will be subject to post-Closing adjustment as provided in this Section 3.1.

(b)            Within 60 days after the Closing Date, Buyer will cause to be prepared and delivered to Shareholder a written calculation of the Net Working Capital and Net Cash as of the Effective Time, and the proposed resulting Net Adjustment and Purchase Price (as such Purchase Price may be affected as provided in the definition of Net Adjustment, supra), each calculated in accordance with this Agreement (such amounts, collectively, the “Proposed Amounts”). The Proposed Amounts shall be binding and conclusive upon the parties unless Shareholder gives written notice of disagreement to Buyer within 30 days after receipt of the Proposed Amounts, such notice to specify in reasonable detail the nature, basis and extent of such disagreement. During such 30 day period, Buyer will make or cause to be made available to Shareholder and his representatives any work papers or other supporting documentation used in preparing the Proposed Amounts. If Buyer and Shareholder mutually agree upon the resolution of any disputes relating to the Proposed Amounts within 15 days after Buyer’s receipt of Shareholder’s notice of disagreement, such agreement shall be binding and conclusive upon all of the parties hereto.

(c)            If Buyer and Shareholder are unable to resolve any such disagreements within such period, either Buyer or Shareholder may refer the accounting matters remaining in dispute for final determination to Grant Thornton LLP, or if such firm is unwilling or unable to accept such appointment, then such other reputable independent accounting firm as Buyer and Shareholder may designate by mutual agreement, or failing such agreement, as may be designated by a panel of two reputable national or regional independent accounting firms, one of which is selected by Buyer and the other of which is selected by Shareholder (the firm so designated, the “Independent Accounting Firm”). The Independent Accounting Firm shall only consider and have authority to resolve those accounting matters specifically referred to it for resolution. The Independent Accounting Firm shall apply the provisions of Article II and this Article III in resolving any dispute pursuant hereto. The parties shall use their reasonable commercial efforts to cause the Independent Accounting Firm to resolve any such disputed accounting matters within 30 days after such referral. The decision of the Independent Accounting Firm as to any accounting matters in dispute shall be in writing and shall be final and binding upon all parties hereto for all purposes. Any disagreements among the parties with respect to any matters of law or the interpretation of this Agreement remain subject to the dispute resolution provisions set forth in Section 11.12, and the Independent Accounting Firm shall have no authority to decide such matters unless specifically agreed by Buyer and Shareholder at the time, and any dispute as to whether a matter is an accounting matter or a matter of law or interpretation of this Agreement will, unless otherwise agreed by Buyer and Shareholder at the time, be resolved pursuant to the dispute resolution procedures set forth in Section 11.12. The fees and disbursements of the Independent Accounting Firm shall be borne by Buyer or Shareholder, in inverse proportion to the percent (by dollar value) of the total contested matters resolved by the Independent Accounting Firm in its favor; provided further that the Independent Accounting Firm shall conclusively determine the parties’ responsibility for its fees and expenses pursuant to this sentence.

(d)            If the Purchase Price, as finally determined pursuant to this Section 3.1, exceeds the Estimated Purchase Price, then Buyer shall pay such excess to Shareholder. If the Estimated Purchase Price exceeds the Purchase Price, as finally determined pursuant to this Section 3.1, then Shareholder shall pay such excess to Buyer. Any payment pursuant to this Section 3.1(d) shall be made by wire transfer of immediately available funds within five Business Days after the Purchase Price shall have become final and binding pursuant to this Section 3.1. Notwithstanding any other provision hereof, if, pursuant to Section 3.1, there is a dispute as to the Proposed Amounts, Shareholder, on the one hand, or Buyer, on the other, shall promptly pay to Buyer or Shareholder, as appropriate, such overall net amounts as are not in dispute, pending final determination of any disputed matters pursuant to this Section 3.1.

Article IV
Representations and Warranties Regarding Company

Except as set forth in the correspondingly numbered Schedules, Shareholder represents and warrants to Buyer, as of the date of this Agreement and again as of the Closing, the following:

Section 4.1            Organization. Company is a corporation, duly organized, and in valid existence under the laws of the State of Washington. Company has all requisite corporate power and authority to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it. Company is not required to be qualified to conduct business in any state or province other than (i) those states or provinces set forth on Schedule 4.1, in which states Company is duly qualified to do business and in good standing; and (ii) such other states where the failure of Company to be so qualified could not reasonably be expected to be material to Company or the conduct of the Business. Company has made available to Buyer true, correct and complete copies of the Organizational Documents of Company.

Section 4.2             Authority; Enforceability. Company has the right and corporate power and authority to execute and deliver the Transaction Agreements executed or to be executed by it pursuant to this Agreement, and to perform its obligations thereunder. The Transaction Agreements constitute (or will, when executed and delivered as contemplated herein, constitute) the legally binding obligations of Company, enforceable in accordance with their respective terms. All requisite corporate action has been taken by Company and its shareholder to authorize and approve the execution and delivery of the Transaction Agreements, the performance by it of its obligations thereunder and all other acts necessary or appropriate for the consummation of the transactions contemplated by the Transaction Agreements. Except as set forth on Schedule 4.2, the execution, delivery and performance of the Transaction Agreements by Company, and the consummation of the transactions contemplated thereby, do not and will not: (i) require the consent, waiver, approval, license or other authorization of any Person (including any spousal consent); (ii) violate any provision of Applicable Law; (iii) contravene, conflict with, or result in a violation of: (1) any provision of Company’s Organizational Documents; or (2) any resolution adopted by the shareholders or board of directors of Company; or (iv) conflict with, require a consent or waiver under, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, or result in the creation of any Lien pursuant to, any Contract to which Company is a party or by which any of its assets are bound, in each such case whether with or without the giving of notice, the passage of time or both, except in the case of clauses (i) and (iv), where the failure to obtain such consent, waiver, approval, license, or other authorization could not reasonably be expected to be material to the Company or the conduct of the Business.

Section 4.3             Capitalization; Subsidiaries.

(a)            The entire authorized capital stock of Company consists of (i) 500 shares of voting common stock, $50 par value per share, of which 80.85 are issued and outstanding, and (ii) 500 shares of non-voting common stock, $50 par value per share, of which 80.85 are issued and outstanding.

(b)            Shareholder is the sole legal and beneficial owner of all of the Shares, free and clear of all Liens, options, and rights of other parties, and is not subject to any voting trusts, proxies, stockholder or similar agreements (collectively, “Share Encumbrances”). Except for this Agreement and the transactions contemplated hereby, there are no agreements, arrangements, warrants, options, puts, calls, rights or other commitments or understandings of any character to which Shareholder is a party or by which Shareholder’s assets are bound and relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any Shares or other securities of Company. Shareholder has the full and unrestricted right, power and authority to sell and transfer the Shares to Buyer. Upon delivery of the Shares to Buyer at the Closing, Buyer will acquire sole legal and beneficial ownership of such Shares, free and clear of any Share Encumbrance.

(c)            All of the Shares have been validly authorized and duly issued and outstanding, fully-paid and non-assessable, and were not issued in violation of any Applicable Laws, or any preemptive or similar rights. There are no outstanding:

(i)            options, warrants, rights of first refusal or other rights to purchase from Company or Shareholder any Shares or other securities of Company (including any shares currently held as treasury shares);

(ii)           securities convertible into or exchangeable for Shares or other securities of Company (including any shares currently held as treasury shares by Company);

(iii)          Contracts or commitments of any kind for the issuance of additional shares, options, warrants or other securities of Company or which are intended to track or otherwise reflect the economic performance or change in value of Company; or

(iv)          Contracts, rights or options pursuant to which Company is or may become required or has or may have the right to redeem, purchase or otherwise reacquire any Shares or other securities of Company, and there are no preemptive rights with respect to any Shares or other securities of Company.

(d)            Company owns no shares, equity or debt securities or other proprietary or ownership interests, directly or indirectly, in any other Person. Company has no Contract to issue or acquire any shares, securities or proprietary or ownership interests in any other Person, including any options, warrants, rights of first refusal or other rights to purchase, acquire or subscribe for any such interests.

Section 4.4             Affiliate Transactions. Except as disclosed on Schedule 4.4, neither any Selling Party, nor any of their Related Parties is a creditor, debtor, customer, distributor, supplier or vendor of, or service provider to, Company or the Business, or is the counter-party to any Contract with Company or by which Company or any of its assets are bound.

Section 4.5             Financial Reports; Liabilities.

(a)            Company has previously made available to Buyer the financial statements of Company identified on Schedule 4.5(a) (collectively, the “Financial Reports”). Except as set forth on Schedule 4.5(a), such Financial Reports were prepared in accordance with GAAP in all material respects, except for footnote disclosures and year-end adjustments. Company has made no change in accounting or tax accounting policies, practices, or procedures during the three years prior to the date hereof.

(b)            Except for footnote disclosures and year-end adjustments and as set forth on Schedule 4.5(b), the Financial Reports (i) are true and correct in all material respects; (ii) present fairly the results of operations of Company as of the date(s) and for the period(s) therein indicated; and (iii) are consistent with the books and records of Company prepared in the ordinary course of the Business. Company does not have any Liabilities other than: (x) as reflected in the Financial Reports as of December 31, 2021, (y) Liabilities incurred since December 31, 2021 in the ordinary course of business consistent with past practice and that are not, in the aggregate, material, and (z) executory obligations under Contracts (and not arising from any breach thereof or default thereunder).

Section 4.6             Books and Records.

(a)            The books and other records of Company, all of which have been made available to Buyer, have been maintained in accordance with commercially reasonable business practices, consistently applied, and fairly and accurately provide in all material respects the basis for the financial position and results of operations set forth in the Financial Reports. All of such books and records are in possession of Company at the Real Property and will be put into Buyer’s possession at the Closing.

(b)           Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of accurate financial statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

(c)            The documents provided by Company to Buyer or its representatives in connection with Buyer’s due diligence are, in all material respects, true, correct and complete copies the documents they purport to be.

Section 4.7             Legal Actions. Except as set forth in Schedule 4.7, there is no (and has not been, at any time in the preceding three years, any) demand, action, suit, claim, proceeding, complaint, grievance, charge, inquiry, hearing, arbitration or governmental investigation, public or private (each, a “Proceeding”): pending or threatened in writing by or against Company, nor to Company’s Knowledge is there any reasonable basis for any such Proceeding.

Section 4.8            Personal Property, Inventory, Title and Sufficiency of Assets and Receivables.

(a)            Part I of Schedule 4.8(a) sets forth the Equipment and all other tangible assets owned by Company (other than Inventory). Except as disclosed on Part I of Schedule 4.8(a), all owned Equipment and tangible assets are located at the Real Property. Part II of Schedule 4.8(a) sets forth any Equipment or other tangible assets leased by Company. Except as disclosed on Part II of Schedule 4.8(a), all leased Equipment and other leased tangible assets are located at the Real Property.

(b)            All Inventory of Company was produced or acquired by Company in bona fide, arms-length transactions entered into in the ordinary course of business. Except as set forth on Schedule 4.8(b), no Inventory is held on consignment, or is otherwise subject to any ownership interest of any third party. Except as set forth in Schedule 4.8(b), Company does not depend on any single vendor for any material portion of its Inventory and Company has not had any difficulty in obtaining Inventory in the preceding 12 months. All finished goods Inventories of Company are of a quality and quantity which are merchantable and saleable in all material respects as first quality goods without discounts or allowances (other than generally applicable trade discounts and allowances), and all Inventories of raw materials or work-in-process of Company are of a quality usable in the manufacture of first quality finished goods or are the subject of reserves that have been established by the Company. Except as set forth on Schedule 4.8(b), the values at which such items of Inventory are recorded on the most recent balance sheet contained in the Financial Reports or, in the case of any Inventories acquired or produced following the date thereof, on the books and records of Company, reflect the normal Inventory valuation policies of Company.

(c)            Except as reflected on Schedule 4.8(c), Company owns all right, title and interest in and to all of the assets used or held for use by it in the Business, including those reflected on the Financial Reports, in each case, free and clear of any and all Liens, other than Permitted Liens. Company holds a valid leasehold interest in and to all of the leased Equipment and other leased tangible assets of third parties held or used by Company.

(d)            Except as set forth on Schedule 4.8(d), the tangible assets of Company are in good working condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are put, and no such assets are in need of replacement or of maintenance or repair, except for routine maintenance and repair and no such routine maintenance and repair has been deferred within the past 12 months.

(e)            Except as set forth on Schedule 4.8(e), the assets of Company are all of the properties, assets and rights (tangible and intangible) used or necessary for the conduct of the Business as heretofore conducted by Company and are sufficient for the uninterrupted continuation of the Business (as historically conducted) after the Closing.

(f)            All accounts and notes receivable of Company represent bona fide, arms-length sales made or services performed in the ordinary course of business or valid claims as to which full performance has been rendered by Company. No claims, defenses, setoffs or other adjustments with respect to the accounts or notes receivable of Company are pending or threatened, and all such receivables are collectible in the ordinary course of business, subject to any reserves reflected in the Financial Reports.

Section 4.9             Material Contracts.

(a)            The relevant subsection of Schedule 4.9 lists each Material Contract (as defined in Section 4.9(d) below). Company has previously made available to Buyer true, correct and complete copies of all such Material Contracts, each as currently in effect.

(b)            Company has not breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a breach, violation or default under), nor has Company received written, nor to its Knowledge any other, notice alleging that it has breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a breach, violation or default under), any Contract to which it is a party. To Company’s Knowledge, no other party obligated to Company pursuant to a Contract has breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a breach, violation or default under) any such Contract.

(c)            Except as set forth on Schedule 4.9(c), all of the Contracts to which Company is a party or by which Company or its assets are bound: (i) were entered into in the ordinary course of business on commercially reasonable terms, with bona fide third parties in arms-length transactions; (ii) are valid and enforceable against Company and, to Company’s Knowledge, any counterparty, in accordance with their respective terms; and (iii) are in full force and effect.

(d)            The term “Material Contract” means each Contract to which Company is a party, or by which Company or its assets are bound, that:

(i)            involves the expenditure or receipt of at least $500,000 over the remaining term thereof;

(ii)           includes clauses requiring the purchase or sale of minimum quantities (or payment of any amount for failure to purchase or sell any specific quantities) of goods or services, or containing “most favored nations” or similar pricing arrangements;

(iii)          requires Company to indemnify or hold harmless any other Person, or provides for a guaranty of or by Company other than pursuant to its standard terms and conditions of sale, as previously provided to Buyer;

(iv)          imposes on any Person any confidentiality, non-disclosure or non-compete obligation or restricts any Person from conducting or engaging in any business or activity in any jurisdiction;

(v)           relates to or provides for the marketing, sale or distribution of products or services (other than bona fide customer purchase orders received in the ordinary course of business consistent with past practices, of less than $500,000);

(vi)          relates to any arrangement, agreement or relationship of any kind with any labor union or association, including any collective bargaining agreement;

(vii)         provides for a partnership, joint venture, teaming or similar arrangement pursuant to which Company shares in the profits or losses of any business with any other Person or is jointly liable with any other Person;

(viii)        provides for or relates to any employment (other than at will arrangements) or consulting relationship with any Person;

(ix)          is between Company and any Related Party;

(x)           is between Company and any Governmental Authority or with respect to which any Governmental Authority is the ultimate beneficiary of Company’s performance;

(xi)          pursuant to which (A) Company is a lessee or sublessee of or holds, occupies or operates, any real property, or (B) Company is a lessor or sublessor of, or makes available for use, occupancy or operation by any Person, any real property;

(xii)         relates to rail, track or similar service to the Real Property;

(xiii)        pursuant to which Company grants or is granted a license of any Intellectual Property, or receives or is required to pay any royalty or similar payment related to the use or exploitation of any Intellectual Property, other than licenses for any non-customized, off-the-shelf third-party Software which has an annual fee of less than $50,000;

(xiv)        provides for the research, development, design or other creation, discovery or advancement of any Intellectual Property, including any consulting work related thereto;

(xv)        grants a Lien on any assets of Company (including under conditional sales, capital leases or other title retention or security devices);

(xvi)       grants or increases any severance, continuation, termination or post-termination pay to any officer, manager, member, interest holder, partner, shareholder, director, employee of independent contractor of Company or any Related Party;

(xvii)       is with any customer or supplier listed on Schedule 4.20; or

(xviii)      extends for a term of more than 12 months from the date hereof (unless terminable by Company without payment or penalty upon no more than 30 days’ notice).

(e)            Schedule 4.9(e) lists all bids, quotes, or proposals issued by Company which are still open for acceptance or negotiation and which, if accepted, would result in a Material Contract (“Material Bids”). Each Material Bid was prepared and submitted by Company in the ordinary course of business on arms-length terms. To Company’s Knowledge, no such Material Bid would result in a loss to Company if accepted in accordance with its terms and executed in accordance with Company’s standard practice. All representations and warranties made by Company in connection with any Material Bid were true, correct and complete in all material respects when made and no intervening changes have occurred that would render any such representations or warranties inaccurate or misleading in any material respect.

Section 4.10           Tax Matters.

(a)            Company has duly and timely filed in the prescribed manner all income and other Tax Returns required to be filed by it under Applicable Law. All such Tax Returns were true, correct and complete in all material respects. Company has heretofore made available to Buyer true, correct and complete copies of all Tax Returns filed by Company during the three years prior to the date hereof. All Taxes due and payable by Company (whether or not shown on any Tax Return) have been paid and Company has fully reserved the amount of any Taxes not yet due and payable. No action, suit, proceeding or audit of any of the foregoing is pending against or with respect to the Company regarding Taxes, and no action, suit, proceeding or audit has been threatened in writing against or with respect to the Company regarding Taxes. The Company has no liability for the Taxes of any other Person by reason of being or having been a member of a consolidated, combined or unitary or similar group under any provision of any Applicable Law related to Taxes.

(b)           Company files Tax Returns solely in the jurisdictions set forth on Schedule 4.10(b). Company has never received written notice of a claim made by a Governmental Authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction.

(c)            Company will not be required to include amounts in income, or exclude any material items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received or deferred revenue realized on or prior to the Closing Date, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any Applicable Law related to state or local income Taxes) executed on or prior to the Closing Date, or (v) or any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of any Applicable Law related to state or local income Taxes).

(d)           Company has neither participated in nor has any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(e)            During the two-year period ending on the date hereof, Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(f)            Company does not conduct a trade or business, have a permanent establishment (within the meaning of an applicable Tax treaty), operate or conduct business through any branch, or is otherwise subject to taxation in any country other than the country of its formation.

(g)            Company is not party to or bound by any Tax allocation or Tax sharing agreement with any Person and has no contractual obligation to indemnify any other Person with respect to Taxes (excluding commercial agreements the primary subject of which is not Taxes and excluding Company Organizational Documents). Company has not waived any statute of limitations in respect of Taxes and has not been granted an extension, or become the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Tax authority that remains in effect.

(h)           There are no Liens on any of the assets of Company that arose in connection with any failure (or alleged failure) to pay any Tax when due.

(i)            All Taxes that Company is or was required by Applicable Law to withhold or collect, including from any amounts paid or owed to any employee (including any employee working remotely), independent contractor, creditor, shareholder, member or other party, have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person or, if not paid, have been appropriately reserved.

(j)             Company has not entered into any agreements with any Governmental Authority with responsibility for the assessment, imposition or collection of any Tax.

(k)            Company has been duly qualified as an “S corporation” within the meaning of Code Section 1361 and Section 1362 at all times since October 1, 1989, and Company will be an S corporation up to and including the Closing Date. No event has occurred nor has Company taken any action or made any election that would cause Company to cease to be an S corporation at any time prior to the Closing. Company does not own any asset the disposition of which could give rise to any Tax imposed in connection with Section 1374 of the Code. Company will not be subject to any Taxes as a result of the Section 338(h)(10) Election.

(l)            There is no material property or obligation of Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any Applicable Laws related to escheatment or unclaimed property, in the aggregate.

(m)           No private letter rulings, technical advice memoranda or similar contracts or rulings relating to Taxes have been entered into or issued by any Governmental Authority with respect to Company. Company has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.

(n)           Company has not applied or received any relief from Taxes or other Tax benefit under any Coronavirus Aid, Relief, and Economic Security of 2020 or the Families First Coronavirus Response Act of 2020, including claiming any Tax credit or electing to defer the payment of any Tax.

Section 4.11           Applicable Laws and Permits. Schedule 4.11 sets forth a list of (i) all Permits held by Company, and (ii) all orders, writs, injunctions, directives, judgments, decrees, or awards applicable to Company, its assets, or the Business (collectively, “Orders”). Company has previously made available to Buyer true, correct and complete copies of all such Permits and Orders. Except as listed on Schedule 4.11:

(a)           Company holds all Permits necessary for its activities in all material respects, each of which is in full force and effect;

(b)           The Business is now being, and during the last three years, has been, conducted, and the assets of Company are, and during the last three years, have been, owned and operated, in compliance in all material respects with all Applicable Laws, Orders and Permits;

(c)            Company has received no written notice of any alleged violation, breach or default of any Applicable Laws, Orders or Permits. During the last five years, Company has neither conducted nor initiated an internal investigation nor made a voluntary disclosure to any Governmental Authority with respect to any alleged violation of any Applicable Laws, Orders or Permits; and

(d)            No loss or non-renewal of any Permit is pending or threatened (including as a result of the transactions contemplated hereby), and there is no reason to believe any Permit will not be renewed on substantially similar terms upon expiration, except where such losses or non-renewals could not reasonably be expected to be material to the Company or the conduct of the Business.

Section 4.12           Certain Changes. Since December 31, 2021, Company has conducted the Business in the ordinary course of business consistent with past practices, and has used commercially reasonable efforts to preserve the Business and its assets. Without limiting the foregoing, except as specifically listed in the relevant subsection of Schedule 4.12, since December 31, 2021, there has not been any:

(a)           event or circumstance that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           damage, destruction or loss (whether or not covered by insurance) that resulted in or could reasonably be expected to result in losses, in the aggregate, of more than $50,000;

(c)            revaluation or write-down of any of assets;

(d)           amendment or termination of any Material Contract;

(e)           change in accounting principles, methods or practices, or in the manner of keeping books and records, or any change in practices with regard to receivables, payables, sales, reserves, Inventory, or Inventory valuation;

(f)            (i) grant of any severance, continuation or termination pay to any Covered Employee; (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Covered Employee or any associate of the foregoing; (iii) material increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any Covered Employee or any associate of any of the foregoing; (iv) increase in compensation, bonus or other benefits payable or potentially payable to any Covered Employee or any associate of any of the foregoing, other than routine increases in compensation consistent with Company’s past practices; (v) material change in the terms of any bonus, pension, insurance, health or other benefit plan applicable to Covered Employees; or (vi) representation that Company or Buyer would continue to maintain or implement any benefit plan or would continue to employ such employee after the Closing;

(g)           acquisition or disposal of assets (except in bona fide, arms-length transactions entered into in the ordinary course of business consistent with past practice);

(h)           capital expenditures exceeding, individually or for any group of related expenditures, $50,000;

(i)            any initiation, settlement or compromise of any Proceeding;

(j)            any change in Company credit policies, practices or limits, other than changes made with respect to specific customers in the ordinary course of business; or

(k)            agreement to do, either directly or indirectly, any of the things described in the preceding clauses (c) through (j).

Section 4.13           Real Property.

(a)            Company does not own and has never owned any real property.

(b)            Schedule 4.13(b) identifies all real property leased by Company and used or held for use by Company (the “Real Property”). Company has a valid leasehold interest in the Real Property, free and clear of any Liens, other than Permitted Liens. Except as set forth on Schedule 4.13(b), no Person other than Company has any right to occupy or use the Real Property. The Real Property constitutes all of the lots, tracts and parcels of real property occupied, used or held for use by Company.

(c)            Except as set forth on Schedule 4.13(c), Company has received no written notice of any non-recurring Taxes or assessments with respect to any Real Property or that any thereof is under consideration by any Governmental Authority.

(d)            Except as set forth on Schedule 4.13(d) since December 31, 2021: (i) no buildings, structures or other Improvements have been erected and no structural additions to existing buildings, structures or other Improvements have been made on any Real Property; and (ii) there has been no fire, flood or other casualty affecting any of the buildings, structural additions or other Improvements on any Real Property.

(e)            Except as set forth on Schedule 4.13(e): (i) to the Company’s Knowledge, none of the Real Property is encroached on by any other Person or its operations; (ii) to the Company’s Knowledge, there is no basis for any dispute regarding the location of any boundary line of the Real Property; and (iii) to Company’s Knowledge, there is no encroachment or alleged encroachment by an Improvement or the Business of Company onto any real property of, or any area subject to any easement held by, any other Person, nor has Company received any written, nor to its Knowledge any other, notice alleging any encroachment or boundary dispute. Company is not currently, nor to its Knowledge has it ever been, in breach of the terms of an easement with respect to the Real Property or the conduct of the Business.

(f)            None of the Real Property is subject to any pending or, to Company’s Knowledge, threatened, condemnation, eminent domain, expropriation or rezoning proceeding. Except as set forth on Schedule 4.13(f), to Company’s Knowledge, the Real Property and the current use thereof complies in all material respects with all restrictive covenants and Applicable Laws, including subdivision, municipal, zoning or building ordinances or codes, use and occupancy restrictions, in each case, without reliance on any “grandfather” clauses or exceptions for permitted, non-conforming uses, and Company has received no written, nor to its Knowledge any other, notice alleging the contrary. All of the Real Property has permanent and direct access to a dedicated public right of way, and all existing rail freight service to and from the Real Property is sufficient in all material respects for the uninterrupted continuation of the Business (as historically conducted) after the Closing.

(g)            Except as set forth on Schedule 4.13(g), Company is not indebted to any contractor, laborer, mechanic, materialman, architect, engineer or any other Person for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Real Property for which any such Person could claim a Lien against the Real Property or any other assets of Company.

(h)            To Company’s Knowledge, no portion of the Real Property is located within any Special Flood Hazard Area designated by the U.S. Federal Emergency Management Agency, or in any area designated as a flood plain or in a similar designation by any Governmental Authority; no portion of the Real Property meets the definition of “wetlands” codified at 40 C.F.R. part 230.3(t), or has been similarly designated by any Governmental Authority; and no portion of the Real Property constitutes “wetlands” that have been filled, whether or not pursuant to appropriate Permits.

(i)            To Company’s Knowledge, no portion of the Real Property is subject to any classification, designation or preliminary determination of any Governmental Authority, or pursuant to any Applicable Law, which would materially restrict the use, development, occupancy or operation of the Real Property in connection with the Business, including any designation or classification as an archeological site, any classification or determination under the U.S. Endangered Species Act or any comparable Applicable Law, or any designation as a historical, heritage or cultural site.

(j)            Except as set forth on Schedule 4.13(j): to Company’s Knowledge (i) the Improvements are in good order and repair, ordinary wear and tear excepted, and are in good and safe condition, free from material defects; (ii) the Improvements were constructed and completed in compliance with accepted standards of materials and workmanship; (iii) all electrical, plumbing, heating and air-conditioning and exterior drainage systems and equipment, in or on the Real Property are in good condition and working order, ordinary wear and tear excepted; (iv) there is no termite or other pest infestation, dry-rot or similar damage affecting any of the Real Property that will require material repairs to any of the Real Property; (v) there is no subsidence or other soil condition that does or is reasonably likely in the future to materially and adversely affect the use of any of the Real Property in the Business; and (vi) all rail track, rail ties, rail bed and similar structures subject to any Material Contract listed pursuant to Section 4.9(d)(xii) are in good condition and working order.

(k)            To Company’s Knowledge, except as set forth on Schedule 4.13(k), none of the Real Property is subject to any use, development or occupancy restrictions (except those imposed by applicable zoning and subdivision laws and regulations), Taxes or utility “tap-in” fees (except those generally applicable throughout the tax district in which such Real Property is located), or charges or restrictions, whether existing of record or arising by operation of law, unrecorded or unregistered agreement or the passage of time or otherwise (other than the Permitted Exceptions).

(l)            Company has previously made available to Buyer true, correct and complete copies of all surveys, title reports, title insurance policies, or material specifications, engineering and mechanical data in the Company’s possession relating to any of the Real Property.

Section 4.14           Environmental Matters.

(a)            Except as set forth on Schedule 4.14(a), Company has not: (i) entered into or been subject to any consent decree, compliance order, or administrative order pursuant to applicable Environmental Laws (as hereafter defined) or relating to any Environmental Condition (as hereafter defined); or (ii) received any written request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any Environmental Condition (including under the citizen suit provision of any Environmental Law), and to Company’s Knowledge there is no basis to believe that any of the above is reasonably likely to be forthcoming.

(b)            Except as set forth on Schedule 4.14(b), Company has complied in all material respects, in the last five years, and is presently in compliance in all material respects, with all applicable Environmental Laws.

(c)            Except as set forth on Schedule 4.14(c), Company has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, recycled, or processed any Hazardous Substances or wastes except, in each case, in compliance in all material respects with all applicable Environmental Laws, and there has been no Release of any Hazardous Substances (as hereinafter defined) by Company at the Real Property.

(d)           Except as set forth on Schedule 4.14(d), to Company’s Knowledge, there are no, and have never been any, underground storage tanks present on the Real Property, except for such storage tanks as have been properly closed in accordance with Environmental Laws.

(e)            Except as set forth on Schedule 4.14(e), to Company’s Knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that could reasonably be expected to: (i) interfere with or prevent continued material compliance with any Environmental Law with respect to the operation of the Real Property or the Business, (ii) give rise to any Environmental Liability in respect of the Real Property, or (iii) otherwise form the basis of any Proceeding against Company (A) under any Environmental Laws, (B) based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or Release of any Hazardous Substance, or (C) resulting from exposure to work place hazards or Hazardous Substances on the Real Property.

(f)            Except as set forth on Schedule 4.14(f), Company is not required or obligated to make any capital or other expenditure to achieve or remain in material compliance with any Environmental Law nor to Company’s Knowledge is there any reasonable basis on which any Governmental Authority would take any action that would require any such capital or other expenditure.

(g)            Schedule 4.14(g) lists all reports or tests with respect to compliance of the Real Property or the Business with Environmental Laws or the presence of Hazardous Substances on the Real Property prepared within the preceding three years that are in the possession, custody or control of Company. Company has previously made available to Buyer copies of all such reports and tests.

(h)           At no time has Company (i) produced or manufactured or (ii) to Company’s Knowledge sold or otherwise placed in commerce, any product containing asbestos or asbestos-containing material. To Company’s Knowledge, there are no and never have been any, asbestos or asbestos-containing materials present on the Real Property.

(i)            For purposes of this Section 4.14, the following terms shall have the respective meanings set forth below:

(i)            “Environmental Condition” means any condition with respect to the environment (including the air, water, groundwater, surface water and land), that results or may result in any damage, loss, cost, expense, claim, demand, order or liability to or against any Person by any third party or Governmental Authority, including any condition resulting from the ownership or operation of any asset or real property, the conduct of the Business or any activity or operation formerly conducted by the Company on the Real Property.

(ii)            “Environmental Laws” means any Applicable Law relating to the protection of human health, safety or the environment including: (A) all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, Releases or threatened Releases of Hazardous Substances, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, whether solid, liquid or gaseous in nature; and (B) all requirements pertaining to the protection of the health and safety of employees or the public from exposure to Hazardous Substances or workplace hazards.

(iii)           “Environmental Liabilities” means all Liabilities of a Person whether such Liabilities are owed to Governmental Authorities, private third parties or otherwise, arising under or relating to any Environmental Law or Environmental Condition.

(iv)          “Hazardous Substance” means any substance: (A) the presence of which requires investigation or remediation under any Environmental Laws; (B) which is defined as a “pollutant,” “hazardous waste” or “hazardous substance” under any Environmental Laws; (C) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated under Environmental Laws; or (D) that is gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs) or asbestos.

(v)           “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment.

Section 4.15           Employment Matters.

(a)            Schedule 4.15(a) sets forth: (i) all present employees (including any leased or temporary employees) of Company (the “Employees”) and independent contractors providing services to Company; (ii) each Employee’s or independent contractor’s current rate of compensation (including bonus opportunity and most recent bonus), exempt/non-exempt status, as applicable, job title, years of service, part-time or full-time status, location of employment (including the location of any employees working remotely), and visa type (if any); and (iii) each Employee’s accrued commission, vacation, sick leave or personal leave, as applicable. Schedule 4.15(a) also names any Employee who is absent from work on a leave of absence, the type of such leave and the anticipated return date. Except as set forth on Schedule 4.15(a), there are no unpaid wages, bonuses or commissions (other than those not yet due and which have been accrued in the financial books and records of Company, and which will be paid as of the Effective Time) owed to any Employee.

(b)            Except as set forth on Schedule 4.15(b), Company: (i) has not, in the past three years, experienced any organized slowdown, organized work interruption, strike, work stoppage, or union organizing effort by its employees; (ii) is not a party to, or obligated by, any Contract or otherwise, regarding the rates of pay, working conditions or other terms of employment of any employees; (iii) is not obligated under any Contract or otherwise to recognize or bargain with any labor organization or union on behalf of any employees; and (iv) is not currently engaged in negotiating a new collective bargaining agreement covering any Employees and is not under an obligation to do so as a result of a unit certification issued by the National Labor Relations Board.

(c)            Except as listed in Schedule 4.15(c), in the last three years, (i) neither Company nor any of its officers, directors, shareholders, or employees has been charged, or to Company’s Knowledge threatened, with the charge of, any unfair labor practice; (ii) Company is, and has been, in material compliance with all Applicable Laws concerning the employer-employee relationship and with all agreements relating to the employment of the Employees, including applicable wage and hour laws, overtime eligibility and compensation laws, discrimination laws, workers’ compensation laws, occupational safety laws, worker eligibility laws, unemployment laws and social security laws; and (iii) no written, nor to Company’s Knowledge verbal, allegations of sexual harassment have been made against any employee, officer, shareholder, or director of Company, and Company has not entered into any settlement agreements related to allegations of sexual harassment or misconduct by an employee, officer, shareholder or director of Company. There is no grievance or claim against the Company pending or, to Company’s Knowledge, threatened.

(d)            Except as set forth on Schedule 4.15(d): (i) all Employees are employees at-will, terminable on one-month’s notice or less without penalty; and (ii) there are no outstanding agreements or arrangements with respect to severance payments to current Employees or former employees of Company. Schedule 4.15(d) identifies all former employees of Company that have suffered an employment loss within the preceding 90 days. No notice required under the Federal Workers Adjustment and Retraining Notification Act (“WARN Act”), or any similar state law has been or will be required of Company to its employees or former employees by reason of any acts prior to the Closing or, to Company’s Knowledge, by reason of the consummation of the Closing.

(e)            Company’s records accurately reflect the employment or service histories of its employees, independent contractors, contingent workers and leased employees in all material respects, including their hours of service. Each Person who is classified on such records as an employee or independent contractor is properly classified.

Section 4.16           Employee Benefit Plans.

(a)            Schedule 4.16(a) provides a true and complete list of each Employee Benefit Plan (x) that Company sponsors, maintains, administers or has Liability with respect to, or contributes to or has any obligation to contribute to the benefit of any Covered Employee, or (y) with respect to which Company or any ERISA Affiliate has or has had any obligation. Each Employee Benefit Plan has been maintained and operated in material compliance with Applicable Laws and with the documents and instruments governing such plan. There has been no amendment to or announcement by Company relating to any Employee Benefit Plan that would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent calendar year. Except as disclosed in Schedule 4.16(a), there exist no employment, consulting, severance, retention, termination, indemnification, change of control, bonus or similar agreements, arrangements or understandings between Company and any Covered Employee.

(b)            Except as set forth on Schedule 4.16(b) or as otherwise contemplated in Section 7.3 of this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) result in any Liability for any employee benefits, including Liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Covered Employee; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Employee Benefit Plan, in each case, as a result of the execution of this Agreement. Except as disclosed on Schedule 4.16(b), there have been no previous events or occurrences that have given rise to any Liability for withdrawal liability, including partial withdrawal liability, in respect of the Employee Benefit Plans, and all such withdrawal liability has been fully satisfied. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(c)            Company has made available to Buyer, with respect to each Employee Benefit Plan, true, correct and complete copies of: (i) the documents embodying and relating to the plan, including the current plan documents and documents creating any trust maintained pursuant thereto, all amendments, investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, certificates of coverage, collective bargaining agreements, the most recent summary plan description with each summary of material modification, if any, and employee handbooks; (ii) annual reports including Forms 5500, 990 and 1041 for the last three years for the plan or any related trust; (iii) written summaries of all non-written Employee Benefit Plans; and (iv) all non-routine communications received from or sent to the IRS or the Department of Labor within the last three years related to such Employee Benefit Plan.

(d)            Except as otherwise disclosed on Schedule 4.16(d), each current Employee Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code (i) is so qualified and has received a current determination letter (or is the subject of a current opinion letter in the case of any prototype plan) from the IRS on which Company can rely that it is so qualified, (ii) any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and (iii) to the Company’s Knowledge, nothing has occurred or is expected to occur that caused or would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material penalty or Tax Liability.

(e)            Except as otherwise disclosed on Schedule 4.16(e), neither Company, nor any of its ERISA Affiliates, currently maintains, contributes to or participates in, or has at any time, maintained, contributed to, participated in, or had an obligation to maintain, contribute to, or otherwise participate in any plan that is (i) any employee pension benefit plan that is a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or that is subject to Section 412, 430 or 4971 of the Code or Section 302 or Title IV of ERISA or a or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. Neither Company nor any ERISA Affiliates has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to Company.

(f)            No proceedings, actions, claims or lawsuits (other than routine claims for benefits) are pending or to Company’s Knowledge, threatened, against any Employee Benefit Plan, the assets of any of the trusts under such Employee Benefit Plan or the plan sponsor.

(g)           Except as set forth on Schedule 4.16(g), Company, each ERISA Affiliate and each Employee Benefit Plan (i) does not have, or does not reasonably expect to have, any liability under Code Section 4980D as a result of a failure to comply with the group health coverage requirements of chapter 100 of the Code, or under any corresponding or similar provisions of other Applicable Laws; (ii) does not, or does not reasonably expect to, owe a penalty or assessable payment under Section 4980H of the Code for any prior calendar year or any month during the year in which the Closing occurs; (iii) has accurately filed and distributed, or will timely and accurately file and distribute, Forms 1094-C and 1095-C in accordance with the requirements of Sections 6055 and 6056 of the Code and the regulations and related guidance promulgated thereto for all applicable years, and (iv) for each month beginning January 1, 2017 through the Closing Date, has determined and kept records showing each employee who is a “full-time employee”, as defined in Section 4980H of the Code and the regulations and related guidance promulgated thereto.

(h)           Except as set forth in Schedule 4.16(h), neither Company nor any ERISA Affiliate has any obligations for post-termination health or life insurance benefits under any Employee Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code). With respect to each group health plan benefiting any current or former employee of Company that is subject to Section 4980B of the Code, Company has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(i)            No Employee Benefit Plan (i) is or has ever been (and Company has never sponsored, maintained or had any obligation with respect to) a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, or (ii) covers any Covered Employee residing or working outside of the United States.

(j)            Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been established, maintained, administered and funded in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code. Neither Company nor any “party in interest” or “disqualified person” with respect to an Employee Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. To Company’s Knowledge, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to an Employee Benefit Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Employee Benefit Plan. No Employee Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority. All payments required to be made by Company under, or with respect to, any Employee Benefit Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Employee Benefit Plans, Applicable Law, and except as set forth in Schedule 4.16(j), GAAP. To Company’s Knowledge, there is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to an Employee Benefit Plan or the imposition of any Lien on the assets of Company under ERISA or the Code.

(k)            The KERP was a tax qualified profit sharing plan under Section 401(a) of the Code and its related trust was exempt from federal tax under Section 501(a) of the Code. The KERP and its related trust were established and at all times administered in all material respects in accordance with the applicable requirements of the Code and ERISA and were terminated in 2020 in accordance with the requirements of the Code and ERISA.

Section 4.17           Intellectual Property.

(a)            Neither the current use of any Intellectual Property by Company nor the operation of the Business conflicts with, infringes upon, misappropriates or violates any Intellectual Property rights of any third party, and Company has no Liability for past infringement. Except as set forth on Schedule 4.17(a), Company neither currently is, nor has been during the previous three years, a party to any Proceeding or, to Company’s Knowledge, threatened Proceeding involving a claim of infringement in connection with any Intellectual Property rights used in or relating to the Business or Company. To Company’s Knowledge, there are no facts which indicate a likelihood of any infringement, misappropriation or violation by, or conflict with, any Person with respect to any Intellectual Property in connection with operation of the Business, including any demand or request that Company license rights from, make royalty payments to, or provide any monetary or non-monetary consideration to any Person in exchange for the use of any Intellectual Property.

(b)            Except to the extent expressly stated otherwise on Schedule 4.17(b) or Schedule 4.17(c), Company owns the entire right, title and interest in and to, or has a valid license to use (or in connection with the acquisition of Equipment or Inventory, has an implied license to use) the Intellectual Property used by it, free and clear of all Liens and without payment of any royalty or similar amount or other Liability to any third party, and to Company’s Knowledge such Intellectual Property is sufficient for the unimpaired continued operation of the Business by Buyer following the Closing as heretofore conducted by Company. Except as set forth on Schedule 4.17(b), none of the Intellectual Property owned by Company was developed under any grant associated with, or equipment provided by, any federal, state and/or local Governmental Authority (including any public university). The consummation of the transactions contemplated hereunder will not result in the loss or impairment of, or obligation to pay any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own, use, hold for use, or license any Intellectual Property as heretofore owned, used, held for use or licensed by Company in the conduct of the Business.

(c)            Schedule 4.17(c) lists each (i) patent (including any U.S. and non-U.S. patent, utility model, industrial design, design patent, continuation, continuation-in-part, divisional, reissue and reexamination), patent application or invention identified in an invention disclosure, (ii) registered or unregistered trademark, trade name, service mark or corporate name, and any application to register any of the foregoing, (iii) copyright registration or application for copyright registration, and (iv) domain name registration held by or on behalf of Company. Schedule 4.17(c) lists all licenses related to the foregoing. Except as set forth in Schedule 4.17(c), all of the issued patents and registered trademarks, service marks, and copyrights listed on Schedule 4.17(c) are valid and subsisting and in compliance with all formal requirements of Applicable Laws.

(d)            Except as listed in Schedule 4.17(d), Company has not used, and does not currently use, any Software for the conduct of the Business, except for such off-the-shelf, non-customized, third party Software as may be readily obtained by license from third party vendors of such Software on reasonable commercial terms at costs similar to those reflected in the Financial Reports.

(e)            Except as listed in Schedule 4.17(e), no current or former employee or contractor of Company has any right to payment with respect to Company’s use of any Intellectual Property. Except as listed in Schedule 4.17(e), each current or former employee or contractor of Company that has contributed to the conception or development of any Intellectual Property used by Company has assigned all rights in such Intellectual Property to Company.

(f)            Company has taken reasonable measures to protect the confidentiality of its Intellectual Property and other proprietary information, the value of which is contingent upon maintaining the confidentiality thereof, and of third party confidential information provided to Company under an obligation of confidentiality, which measures are commercially reasonable in the industry and jurisdictions in which Company operates. With respect to any trade secret or other proprietary know-how of Company: (i) the documentation relating to such trade secret or know-how is current, accurate and is sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual; and (ii) to Company’s Knowledge such trade secret or know-how has not been used, divulged or appropriated either for the benefit of any Person (other than Company) or to the detriment of the Business.

(g)           Company has Business Systems sufficient in all material respects to operate its business as presently conducted. Company has commercially appropriate disaster recovery plans, procedures and facilities for the Business and Company has taken commercially reasonable steps to safeguard and maintain the Business Systems utilized in the operation of the Business as presently conducted. In the last three years, there has not been any unauthorized intrusion, material failure or breakdown, or continued substandard performance with respect to any of the Business Systems that have caused any substantial disruption of or interruption in or to the use of such Business Systems.

(h)           Neither Company nor its employees, agents, Affiliates, independent contractors, subcontractors, suppliers and other representatives collect Payment Card Data on behalf of Company. To Company’s Knowledge, the Company is not subject to the Payment Card Industry Data Security Standards (including the payment application data security standards) as amended, updated, superseded or replaced from time to time by the PCI Security Standards Counsel (the “PCI Standards”), including with respect to the collection, storage, retention, processing, usage, transmission and destruction of Payment Card Data.

(i)            Company and the conduct of the Business are in compliance with, and have been in compliance with all Data Security Requirements, in all material respects, except as set forth on Schedule 4.17(i). To Company’s Knowledge there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any information related to the Business or Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, displayed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems, and Company has not been subject to any claims or received any notices, complaints or investigations relating to any of the foregoing.

Section 4.18           Brokers. Except for First Hill Partners, LLC, neither Company, nor any Person acting on behalf of Company, has incurred any Liability to any Person for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.19           Insurance. Schedule 4.19 sets forth a complete and correct list of all insurance policies currently in force wherein Company is an insured or beneficiary (the “Insurance Policies”). Company has made available true, correct and complete copies of such Insurance Policies to Buyer, and all related “loss runs” for the three preceding years. None of the insurers under any of the Insurance Policies has rejected the defense or coverage of any claim purported to be covered by such insurer or has reserved the right to reject the defense or coverage of any claim purported to be covered by such insurer. Company has no Liability for any retrospective premium adjustments under any past or, to Company’s Knowledge, present, insurance policies.

Section 4.20           Significant Customers and Suppliers.

(a)            Schedule 4.20(a) lists the customers of the Company to which the Company has made total net sales of at least $500,000, and the suppliers of the Company from which the Company has made total net purchases of at least $500,000, in each case during (i) the 12-month period ended December 31, 2021, and (ii) the 12-month period ended June 30, 2022, respectively, together with the dollar value of sales or purchases, as applicable. Except as set forth on Schedule 4.20(a), none of such customers or suppliers has terminated, canceled or limited or made any material modification or change in, or diminished the scope of, its business relationship with Company or threatened to take any of the foregoing actions. Except as set forth in Schedule 4.20(a), Company has not received any written, or to Company’s Knowledge any other, notice from any such customer or supplier that such customer or supplier is considering or intends, anticipates or otherwise expects to stop, decrease the volume of, or change, adjust, alter or otherwise modify any of the terms (whether related to payment, price or otherwise) with respect to purchasing or providing materials, products or services from or to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). To the Knowledge of Company, there have been no developments with any such customer or supplier that may serve as the basis for such customer or supplier materially changing its relationship with Company.

(b)           Schedule 4.20(b)(i) sets forth a list of all promotional discounts, allowances, free goods or services, rebates or other promotions (“Promotions”) provided by Company, together with the Contracts related thereto, and Schedule 4.20(b)(ii) sets forth a list of all Promotions received by Company, together with the Contracts related thereto, in each case since January 1, 2021. All of the Promotions reflected on Schedule 4.20(b)(i) are actual and bona fide Promotions which resulted from operations of Company the ordinary course of business. There have been no, and, to the Knowledge of the Company, there are no threatened, disputes, requests for repayment, setoffs, audits, counterclaims or other Proceedings in respect of any Promotion set forth on, or required to be set forth on Schedule 4.20(b)(i) or Schedule 4.20(b)(ii) and there are no facts or circumstances that are reasonably likely to result in any dispute, request for repayment, setoff, audit, counterclaim or other Proceeding in respect of any such Promotion. Company has made available to Buyer true, correct and complete copies of all Contracts set forth on, or required to be set forth on, Schedule 4.20(b)(i) and Schedule 4.20(b)(ii) (the “Promotional Contracts”). Company has not received notice that any counterparty to any Promotional Contract has terminated or is expected to terminate any such Promotion.

Section 4.21           Certain Payments. Neither Company nor any of its officers, directors, shareholders, or employees, nor any other Person acting on behalf of any of them, has directly or indirectly: (a) made, promised or offered any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment or an improper advantage in securing business, (ii) to pay for favorable treatment or an improper advantage for business secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any Applicable Law; (b) established or maintained any fund or asset or caused a payment that has not been accurately and fairly recorded in the books and records of Company maintained in the ordinary course; or (c) circumvented or breached the internal controls of Company.

Section 4.22           Products and Services.

(a)            Company has made available to Buyer true, correct and complete copies of the standard terms and conditions of sale for each of the products or services of the Business (containing applicable guaranty, warranty and indemnity provisions). Except as required by Applicable Law or as described in the Material Contracts, no product manufactured, sold, delivered, designed or produced by, and no service rendered by or on behalf of, Company is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions.

(b)           Each product manufactured, sold, leased, delivered, designed or produced by Company, and all services rendered by Company has been in conformity in all material respects with all Applicable Laws and applicable contractual commitments, regulatory requirements, and all express and implied warranties. Except as set forth in Schedule 4.22(b), there is no pending or, to Company’s Knowledge, threatened, Proceeding against Company: (i) for replacement or repair of any such product, component, or other item manufactured, sold, leased, delivered, designed or produced prior to the Closing by, or service rendered prior to the Closing by or on behalf of, Company, or other damages in connection therewith, or (ii) arising out of any injury to any individuals or property as a result of the ownership, possession, or use of any product, component, other item or service, and Company has no Liability (and there is no valid basis for any present or future Proceeding giving rise to any Liability) in connection therewith.

Section 4.23           Performance Bonds. Schedule 4.23 sets forth all Contracts or projects for which Company has, or is required to provide, performance, surety or similar bonds or similar third party assurances, the amount of such bonds, and the Person issuing the bonds. Schedule 4.23 further identifies all payments, if any, which have been made during the three years preceding the date hereof under any performance or similar bonds or third party assurances issued on Company’s behalf.

Section 4.24           Banking Facilities. Schedule 4.24 sets forth a true, correct and complete list of (a) each bank, trust company or similar financial institution with which Company has an account or safety deposit box or other arrangement, (b) any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by Company thereat, (c) the name of each Person authorized to draw thereon or have access thereto, and (d) the name of each Person holding a power of attorney from Company and a summary of the terms thereof.

Section 4.25           PPP Loan. All information submitted to the PPP Lender by Company in connection with Company’s application for its PPP Loan, including any borrower application form (and any use of proceeds certification(s) contained therein), Company’s application for forgiveness of its PPP Loan, and any other supplemental information, were true and correct in all material respects as of the date such information was provided to the PPP Lender, and no such information has changed in any material respect since such date. Except for the PPP Loan, Company has not applied for, received, claimed or invoked any tax deferral, tax credit, loan, grant or other benefit made available under the CARES Act, including but not limited to any other loan under the Paycheck Protection Program, any Economic Injury Disaster Loan or any Economic Injury Disaster Loan Emergency Advance. Company’s application for, receipt of, use of its PPP Loan and the forgiveness thereof comply in all material respects with the applicable requirements of the CARES Act.

Article V
Representations and Warranties of Shareholder

Except as set forth in the correspondingly numbered Schedules, Shareholder represents and warrants to Buyer, as of the date of this Agreement and again as of the Closing, the following:

Section 5.1            Authority; Enforceability. Shareholder has all right, power and legal capacity to execute and deliver the Transaction Agreements executed or to be executed by Shareholder pursuant to this Agreement, and to perform his obligations thereunder. The Transaction Agreements constitute (or will, when executed and delivered as contemplated herein, constitute) the legally binding obligations of Shareholder, enforceable in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity). All requisite action has been taken by Shareholder to authorize and approve the execution and delivery of the Transaction Agreements, the performance by him of his obligations thereunder and all other acts necessary or appropriate for the consummation of the transactions contemplated by the Transaction Agreements. Except as set forth on Schedule 5.1, the execution, delivery and performance of the Transaction Agreements by Shareholder, and the consummation of the transactions contemplated thereby, do not and will not: (a) require the consent, waiver, approval, license or other authorization of any Person (including any spousal consent); (b) violate any provision of Applicable Law; or (c) conflict with, require a consent or waiver under, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, result in the creation of any Lien pursuant to, or otherwise adversely affect, any Contract to which Shareholder is a party or by which his assets are bound, in each such case whether with or without the giving of notice, the passage of time or both, which, as to each of (a) through (c), would materially and adversely affect Shareholder’s ability to consummate the transactions contemplated herein or to perform his obligations under the Transaction Agreements to which he is a party.

Section 5.2             Capitalization. Shareholder is the legal and beneficial owner of all of the issued and outstanding shares of Company, which shares are free and clear of all Liens. Shareholder has the full and unrestricted right, power and authority to sell and transfer the Shares and, upon delivery to the Shares to Buyer at closing, Buyer will acquire sole legal and beneficial ownership of such Shares, free and clear of any Liens.

Section 5.3            Legal Actions. Except as set forth in Schedule 5.3, there is no Proceeding pending or to Shareholder’s knowledge, threatened by or against Company or Shareholder which could reasonably be expected to affect Shareholder’s ability to consummate the transactions contemplated herein or to perform his obligations under the Transaction Agreements to which he is a party.

Section 5.4             Brokers. Except for First Hill Partners, LLC, no Selling Party, nor any Person acting on behalf of any of them, has incurred any Liability to any Person for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

Article VI
Representations and Warranties of Buyer

Except as set forth in the correspondingly numbered Schedules, Buyer represents and warrants to the Selling Parties, as of the date of this Agreement and again as of the Closing, the following:

Section 6.1             Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia.

Section 6.2            Authority; Enforceability. Buyer has the right, corporate power and authority to execute and deliver the Transaction Agreements to which Buyer is, or will be, a party, and to perform its obligations thereunder. The Transaction Agreements to which Buyer is a party constitute (or will, when executed and delivered at the Closing, constitute) the legally binding obligations of Buyer, enforceable in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity). The execution, delivery and performance of the Transaction Agreements by Buyer, and the consummation of the transactions contemplated thereby, do not and will not: (a) require the consent, waiver, approval, license or other authorization of any Person; (b) violate any provision of Applicable Law applicable to Buyer; (c) contravene, conflict with, or result in a violation of: (i) any provision of the Organizational Documents of Buyer; or (ii) any resolution adopted by the board of directors of Buyer; or (d) conflict with, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, or otherwise adversely affect, any material contract to which Buyer is a party, which, as to each of (a) through (d), would materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein or to perform its obligations under the Transaction Agreements to which Buyer is a party. All requisite corporate action has been taken by Buyer authorizing and approving the execution and delivery by Buyer of the Transaction Agreements to which Buyer is or will be a party, the performance by Buyer of its duties and obligations thereunder, and the taking of all other acts necessary and appropriate for the consummation of the transactions contemplated thereby.

Section 6.3             Financing; Non-Contravention; Litigation.

(a)            Buyer has adequate financial resources to consummate the transaction contemplated hereunder. Buyer acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement is not conditioned or contingent upon receipt of any third party financing.

(b)            The execution, delivery and performance by Buyer of this Agreement and of the other Transaction Agreements to which Buyer is or will be a party and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority.

(c)            There is no action, suit, proceeding, arbitration or investigation pending or, to the knowledge of Buyer, threatened against Buyer that would reasonably be expected to materially and adversely affect Buyer’s ability to timely perform its obligations under this Agreement.

Section 6.4             Brokers. Buyer has not incurred any Liability to any Person for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or the transactions contemplated hereby.

Section 6.5             Acquisition of Shares for Investment. Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws, and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with any other applicable securities laws.

Article VII
Covenants of the Parties

Section 7.1             Confidentiality.

(a)            From and after the Closing, Shareholder shall not, and will use his commercially reasonable efforts to cause his respective legal counsel, accountants, and broker not to, directly or indirectly, use or disclose (other than to or on behalf of Buyer or Company) any Confidential Information of or relating to Company or the Business. This Section 7.1(a) shall survive the Closing and shall continue indefinitely; provided, however, that the restrictions in this Section 7.1(a) shall terminate on the fifth (5th) anniversary of the Closing with respect to any Confidential Information that does not then constitute a trade secret under Applicable Law. Nothing in this Section 7.1 shall be construed to limit or supersede the common law of torts or statutory or other protection of trade secrets where such law provides Buyer or Company with greater or longer protection than provided in this Section 7.1.

(b)            For purposes of this Agreement, “Confidential Information” means any and all technical, business and other information of or relating to Company or the Business that derives value, actual, potential, economic or otherwise, from not being generally known to other Persons, including technical or non-technical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of, or information relating to, actual or potential customers or suppliers, acquisition and investment plans and strategies, marketing plans, business plans or operations of the Business. Confidential Information includes (i) information of third parties relating to the Business that Company is obligated to or does keep or treat as confidential and (ii) any information or records made available to Shareholder pursuant to Section 3.1.

(c)            The obligations set forth in Section 7.1(a) shall not apply to any information that Shareholder can demonstrate: (i) has become generally available after the Closing Date to the public through no act or omission of Shareholder and without violation of this Agreement, or any other confidentiality obligation of Shareholder; or (ii) is required to be disclosed by subpoena or other mandatory legal process, provided that Shareholder shall promptly give Buyer notice of any request or demand for disclosure of such Confidential Information upon receipt of such request or demand along with a copy of any written correspondence, pleading or other communications concerning the request or demand, and, at Buyer’s expense, shall use commercially reasonable efforts to obtain, and upon request, provide reasonable cooperation should Buyer seek to obtain, an appropriate protective order.

Section 7.2             Covenant Not to Compete.

(a)            Shareholder, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), hereby agrees that he shall not, and shall not permit any entity that is directly or indirectly controlled by him to, directly or indirectly, except on behalf of Buyer or Company, for any reason, for his own account, or on behalf of, or together with or through, any other Person, directly or indirectly:

(i)            own, control, manage, or participate in the ownership, control, or management of, or render services or advice to, or lend its or his name to, any business engaged, or which is engaged in, or that it or he reasonably should know is undertaking to become engaged in, in whole or in part: (A) the Services or (B) the manufacture, distribution, or sale of any Product sold or offered for sale by Company as of the date hereof or any other product that is identical to or a reasonable substitute for any such Product, in either case in the United States of America, or British Columbia or Alberta in Canada (the “Territory”);

(ii)           solicit or assist in the solicitation of, any Person having an office or conducting business anywhere within the Territory, and to which Company sold, provided, or solicited to sell any Product, in each case, during the two-year period ending on the Closing Date, for the purposes of selling or soliciting to sell any Product or any other product that is identical to or a reasonable substitute for any such Product, or otherwise interfere with the relationship between Buyer and any such Person to which Company sold, provided, or solicited to sell any Product during the two-year period ending on the Closing Date;

(iii)          induce or cause, or attempt to induce or cause, any vendor having an office or conducting business anywhere within the Territory, and from which Company purchased any Product during the two-year period ending on the Closing Date, to reduce, terminate or otherwise negatively alter its relationship with Company, Buyer, or any of their Affiliates, or otherwise interfere with the relationship between such vendor and Company, Buyer, or any of their Affiliates;

(iv)          solicit or assist in the solicitation of, any Person employed or engaged by Company prior to the Effective Time and employed or engaged by Buyer following the Closing in any capacity (as an employee, independent contractor or otherwise) to terminate such employment or other engagement, whether or not such employment or engagement is pursuant to a contract and whether or not such employment or engagement is at will, or otherwise interfere with the relationship between Buyer and any Person employed or engaged by Buyer in the Business; or

(v)           knowingly or intentionally damage or destroy the goodwill and esteem of Buyer in the Business, with any suppliers, employees, patrons, customers, or others who may at any time have or have had relations with Buyer or Company in the Business.

(b)            The parties agree that, notwithstanding the foregoing, it shall not be a breach of this Section 7.2 for Shareholder to (i) own, directly or indirectly, up to an aggregate of two percent (2%) of any class of publicly traded securities of any Person engaged in any of the activities described in Section 7.2(a)(i), so long as such securities are held as a passive investment, or (ii) cause the Related Party Landlord to consummate the transactions contemplated by the REPSA and to fulfill such other covenants or obligations as may exist thereunder.

(c)            Although the parties have, in good faith, used their commercially reasonable efforts to make the provisions of Section 7.1 and Section 7.2 reasonable in terms of geographic area, duration and scope of restricted activities in light of Company’s business activities, and it is not anticipated, nor is it intended, by any party hereto that a court of competent jurisdiction or arbitral tribunal would find it necessary to reform the provisions hereof to make them reasonable in terms of geographic area, duration or otherwise, the parties understand and agree that if a court of competent jurisdiction or arbitral tribunal determines it necessary to reform the scope of Section 7.1 and Section 7.2 or any part thereof in order to make it binding and enforceable, such provision shall be considered divisible in all respects and such lesser scope as any such court or arbitral tribunal shall determine to be reasonable shall be effective, binding and enforceable.

(d)            Because of the difficulty in measuring economic losses that may be incurred by Buyer as a result of any breach by Shareholder of any of the covenants contained in Section 7.1 or Section 7.2(a), and because of the immediate and irreparable damage that would be caused to Buyer for which it would have no other adequate remedy, Shareholder agrees that, without limiting any other remedies available at law or in equity, Buyer shall be entitled to an injunction or restraining order to enforce the provisions of Section 7.1 or Section 7.2(a) against Shareholder if Shareholder breaches or threatens to breach any provisions of Section 7.1 or Section 7.2(a), in each case without the need to post a bond or other security. In the event of any violation of the provisions of Section 7.1 or Section 7.2(a), Shareholder acknowledges and agrees that the Restricted Period shall be extended by a period of time equal to the period of such violation; it being the intention of the parties hereto that the running of the Restricted Period shall be tolled during any period of such violation.

(e)            The parties hereto each agree that Section 7.1 and Section 7.2(a) impose reasonable restraints on Shareholder in light of the activities and business of Company as conducted and planned to be conducted on the date hereof, the current business and future business plans of Buyer, and the consideration to be received by Shareholder pursuant to this Agreement.

(f)            The parties hereby agree that Section 7.1 and Section 7.2 are material and substantial parts of the transactions contemplated hereby.

Section 7.3             Employee Benefit Plan Matters.

(a)            Company shall take all action necessary to terminate the Company 401(k) plan, effective no later than the day immediately prior to the Closing Date, and provide written notice of such termination to the third-party administrator of the Company 401(k) plan. Buyer shall permit all Employee participants in the Company 401(k) plan to roll over their account balances from the Company 401(k) plan to a 401(k) plan sponsored by Buyer or one of its Affiliates as soon as practical after the Closing.

(b)           At the sole discretion of Buyer, Buyer may maintain Company’s health and welfare plans after the Closing Date occurs. Notwithstanding the foregoing, if Buyer determines prior to the Closing Date to terminate one or more of Company’s health and/or welfare plans, then at the written request of Buyer, Company shall take all action necessary to terminate such health and welfare plan, effective no later than the day immediately prior to the Closing Date (or such later date as requested by Buyer) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date to the extent not prohibited by the terms of such arrangements or, if termination is prohibited on the same date, the earliest possible date following that date that is not prohibited by the terms of such arrangements.

(c)            With respect to any Employee Benefit Plan that Buyer has not requested to be terminated, Company shall continue to make or shall cause to be made all required contributions to any Employee Benefits Plan on behalf of the employees of the Business in respect of all periods through their separation from employment with Company, and will fully vest the Employees under any such Employee Benefits Plan sponsored by Company (including, for the avoidance of doubt, any annual bonus or incentive compensation) as of such separation. Company shall take or shall cause to be taken all actions as may be legally required to so vest such employees.

Section 7.4             Consents; Failure to Obtain Consents. Between the date hereof and the Closing, Company shall use its reasonable commercial efforts to obtain or cause to be obtained any consents required in connection with the transactions contemplated by any of the Transaction Agreements that are requested by Buyer, and Buyer agrees to reasonably cooperate with Company in doing so. Company shall not agree to any material modification or amendment to any Contract in order to secure any consent required in connection with the transactions contemplated by any of the Transaction Agreement, without Buyer’s consent, not to be unreasonably withheld, conditioned or delayed. From and after the Closing, Buyer shall manage all efforts to obtain any required consents that have not been previously obtained prior to or at the Closing, and Shareholder agrees to reasonably cooperate with Buyer as Buyer may request. Until all such consents are obtained, Shareholder and Buyer shall cooperate and shall use their respective commercially reasonable efforts to obtain or cause to be obtained any consents required in connection with the transactions contemplated by any of the Transaction Agreements that are requested by Buyer.

Section 7.5            Interim Operations of Company. From the date of this Agreement until the Closing or the earlier termination of this Agreement, except as otherwise consented to by Buyer in writing (such consent not to be unreasonably withheld or delayed) or as contemplated by this Agreement, Company shall, and Shareholder shall use best efforts to cause Company to, conduct its affairs in the ordinary course of business, and shall use commercially reasonable efforts, consistent with its past practices to preserve the present business operations, organization and goodwill of Company and to preserve its present relationships with customers, suppliers and employees. Without limiting the generality of the foregoing, Company shall not, and Shareholder shall not permit Company to:

(a)            (i) acquire any property or assets with a value, individually or in the aggregate, in excess of $25,000, (ii) dispose of any property or assets with a value, individually or in the aggregate, in excess of $25,000, (iii) mortgage or encumber any property or assets other than Permitted Liens, or (iv) expressly cancel any debts owed or claims held by Company in excess of $25,000 other than compromise of customer claims in the ordinary course of business;

(b)            enter into, terminate, or amend any Material Contract;

(c)            except to the extent required by Applicable Law or any existing Contracts, enter into, adopt, amend or terminate any Contract relating to the compensation or severance of any employee, officer or manager of Company; make any changes in, adopt or terminate any Employee Benefit Plan; or make any changes in wages, salary or other compensation (including bonuses and deferred compensation) with respect to its officers, managers and employees;

(d)            make any change to its accounting (including Tax accounting) methods, principles or practices, or in the manner Company keeps its books and records, or any change in its practices with regard to sales, trade terms, inventory management, receivables or payables;

(e)            make or rescind any election relating to Taxes unless required to do so by Applicable Law;

(f)            make any amendment to its Organizational Documents;

(g)            issue or sell any capital stock or other equity interests or options, warrants, calls, subscriptions or other rights to purchase or convertible into any equity interests of Company, or split, combine or subdivide the equity interests of Company;

(h)            subscribe for, purchase or otherwise acquire any capital stock or options, warrants, calls, subscriptions or other rights to purchase or convertible into any capital stock or other equity interests of or in any other Person;

(i)            declare, authorize or pay, or set aside for payment, any non-cash dividend or non-cash distribution on or with respect to any Shares;

(j)            merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire the business of, any Person;

(k)            dissolve, liquidate, restructure or recapitalize Company or initiate proceedings to do the same;

(l)            (A) incur or assume any long term or short term debt or issue any debt securities, except for borrowings under existing lines of credit which will be paid off and terminated at the Closing, (B) assume, guarantee, endorse or otherwise become liable or responsible, directly or indirectly, for the obligations of any other Person, except in the ordinary course of business and which will be terminated and released at or prior to the Closing, (C) make any loans, advances or capital contributions to or investments in any other Person, except for customary loans or advances to employees and except for normal extensions of credit to customers, in each case in the ordinary course of business, or (D) create any Lien upon any assets of Company, except for Permitted Liens;

(m)           increase the compensation or benefits payable to any officers, directors, managers or employees of Company, or adopt or modify any Employee Benefit Plan, except as may be required by the terms of any Contract or Employee Benefit Plan in effect as of the date hereof;

(n)            license or sublicense any rights under or with respect to any Intellectual Property other than in the ordinary course of business;

(o)            commence, settle or compromise any Proceeding, other than any settlements involving solely the payment of money which will be paid in full at or prior to the Closing and will not result in any continuing liabilities or obligations to Company after the Closing Date;

(p)            cancel, fail to renew or modify any insurance policy or bond of Company, unless such policy or bond is replaced by a comparable policy or bond;

(q)            enter into commitments to make capital expenditures other than ordinary course budgeted capital expenditures which are consistent with the budget for capital expenditures made available to Buyer prior to the date hereof;

(r)            agree to take any of the actions described in sub-clauses (a) through (q) above; or

(s)            without limiting the foregoing, take any other action of the types described in Section 4.12(c) through (j).

Section 7.6             Access. From the date of this Agreement until the Closing or the earlier termination of this Agreement, Selling Parties shall grant to Buyer and its authorized representatives access during normal business hours, to (i) the premises, properties, books and records, contracts and documents of or pertaining to Company, its assets and the Business, and such other additional information as is reasonably available with respect thereto, (ii) upon Company’s consent, not to be unreasonably withheld, conditioned or delayed, Company’s personnel and representatives, (iv) the landlords or lessors of Company’s leased real property in connection with Section 7.11 hereof, and (iv) subject to appropriate protocols and upon Company’s written consent, not to be unreasonably withheld, conditioned or delayed, Company’s customers. Company may, as its deems advisable and necessary to comply with Applicable Laws, reasonably designate any competitively sensitive material provided to Buyer under this Section 7.6 as “Outside Advisor Only Material” with such materials and the information contained therein to be given only to the outside counsel of Buyer.

Section 7.7             Exclusivity. Between the date hereof and the Closing, no Selling Party nor any of their representatives shall (a) solicit, initiate or knowingly encourage any discussions with, or the submission of bids, offers or proposals by, any person or entity with respect to an acquisition of (i) any portion of the outstanding capital stock, any other securities, or any rights to acquire any capital stock or other securities, of the Company, (ii) a material portion of the business, assets, or debt of the Company (excluding acquisitions of inventory and miscellaneous assets in the ordinary course of business), (iii) a merger, recapitalization or any similar transaction involving the Company that would have any of the effects described in clauses (i) or (ii), or (iv) any interest in the Spokane Real Property (an “Alternative Transaction”); (b) engage in any discussions or negotiations, or enter into any agreement relating to, any such Alternative Transaction with, or provide any non-public financial information or other confidential or proprietary information with a view toward an Alternative Transaction to any person other than Buyer, its Affiliates or their representatives; or (c) accept any competing offer or proposal for an Alternative Transaction. If one or more unsolicited inquiries, contacts, or proposals for an Alternative Transaction are received while this Agreement is in effect, the Selling Parties shall immediately inform Buyer of the nature of the inquiry, contact, or proposal, the proposed terms and conditions of the Alternative Transaction, the identity of the Person making such proposal, and such other information as buyer may request. In addition, the Selling Parties shall promptly terminate all current discussions with any other Person related to an Alternative Transaction.

Section 7.8             Further Assurances. From time to time, including after the Closing, the parties will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may reasonably be necessary or requested by another party in order to consummate, evidence or implement expeditiously the transactions contemplated by this Agreement.

Section 7.9             Certain Filings. The parties hereto shall cooperate with one another in submitting any required filings with any Governmental Authorities, or any required actions, consents, approvals or waivers from any party to any Contract, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information reasonably required in connection therewith and timely seek to obtain any such actions, consents, approvals or waivers. Except as specifically required by this Agreement, neither Buyer nor Company shall knowingly take any action, or knowingly refrain from taking any action, the effect of which would be to delay or impede the ability of the parties to consummate the transactions contemplated by this Agreement.

Section 7.10           Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or securities exchange rules, will not issue any such public statement without the prior written consent of Buyer and Shareholder, not to be unreasonably withheld; provided that, for the avoidance of doubt, following the Closing, routine notifications by Buyer to customers, suppliers and other third parties having dealings with the Business will not constitute public statements for purposes of this Section 7.10.

Section 7.11           Real Estate Leases. Company and Shareholder acknowledge that Buyer may desire to seek modifications to one or more of the leases for Company’s leased Real Property to provide Buyer or the Company with the option to extend the term(s) thereof, and without limiting the generality of any other provision of this Agreement, Shareholder agrees to use commercially reasonable efforts to have discussions with the landlord(s) of the respective leased Real Property in furtherance of such goals.

Section 7.12           Retention Escrow. Following the Closing, Buyer and Shareholder shall submit joint written instructions to the Escrow Agent to release such portion of the Retention Escrow to Company as is necessary to permit Company to make all payments required pursuant to the Retention Agreements in a timely manner pursuant to the terms thereof. If, following the payment of all amounts due under the Retention Agreements, any amount remains in the Retention Escrow, then Buyer and Shareholder shall submit joint written instructions to the Escrow Agent to release such remaining amount to Shareholder.

Section 7.13           Kent Property. The parties acknowledge that, upon expiration or earlier termination of the Kent Lease, Company may be required to remove certain trade fixtures, appliances or equipment, make certain repairs, or remove certain improvements, under and pursuant to Sections 15 and 16 and the other terms of the Kent Lease. Shareholder hereby agrees to reimburse Company, promptly following receipt of written documentation with respect thereto (including copies of related correspondence from the Lessor under the Kent Lease and invoices for work performed on behalf of Company), for all reasonable costs and expenses of any such removals (and associated costs of restoration) relating to trade fixtures, appliances, equipment or improvements installed by Company prior to the Closing Date, and relating to repairs for damages or conditions existing on the Closing Date. Notwithstanding anything to the contrary herein, Shareholder’s liability under this Section 7.13 is subject to the following limitations: (a) the maximum amount of liability of Shareholder under this Section 7.13 shall not exceed $100,000; (b) Shareholder’s liability hereunder shall terminate if Buyer extends the Kent Lease beyond its current term; and (c) in the event Buyer installs trade fixtures, appliances or equipment, or makes any improvements during the current term of the Kent Lease, Shareholder shall have no liability related to such installations and/or improvements. The parties acknowledge the current term of the Kent Lease expires April 30, 2024.

Section 7.14           D&O Tail. Buyer may purchase, or cause to be purchased, the D&O Tail at Shareholder’s sole expense. Shareholder agrees to cooperate in applications for, and acquisition of, the D&O Tail by performing all reasonably necessary acts, including, but not limited to, assisting in the preparation and submission of applications, responding to questions and requests from brokers, underwriters and insurers in connection therewith, and supplying truthful information for such applications.

Article VIII
Taxes and Related Matters

Section 8.1             Books and Records; Access.

(a)            The parties agree to retain or cause to be retained all books and records pertinent to the Business until the applicable period for assessment of Taxes under Applicable Law has expired, and to furnish each other access thereto as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment relating to the Business. For a period of seven years after Closing, the parties agree to give each other reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if so requested, shall allow another party to take possession of such books and records.

(b)            After the Closing Date, Shareholder will provide Buyer and its employees, agents, consultants and other advisors and representative reasonable access to any records remaining in Shareholder’s possession that relate to the Business, during normal business hours, for any reasonable business purpose specified by Buyer in such notice.

Section 8.2             Section 338(h)(10) Election.

(a)            The Selling Parties and Buyer shall jointly elect pursuant to Section 338(h)(10) of the Code and any similar election under any applicable state, local or foreign income Tax law (collectively, the “Section 338(h)(10) Election”) to treat the purchase and sale of the capital stock of Company as contemplated by this Agreement as a purchase and sale of the assets of Company. Shareholder shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on Company’s final Tax Return and Shareholder will pay all of the additional taxes assessed to Shareholder and Company by reason of the Section 338(h)(10) Election.

(b)            To facilitate the Section 338(h)(10) Election, Buyer shall deliver to Shareholder, at least five Business Days prior to the Closing Date, drafts of the IRS Form 8023 and any similar forms under applicable state, local and foreign income Tax law (collectively, the “Section 338 Election Form”). Shareholder shall review the Section 338 Election Form and provide any proposed revisions to Buyer at least two Business Days prior to the Closing Date. Buyer and Shareholder shall duly execute and deliver, or cause to be duly executed and delivered, to the other the Section 338 Election Form on the Closing Date. Buyer shall duly and timely file, or cause to be duly and timely filed, the Section 338 Election Forms as prescribed by U.S. Treasury regulations Section 1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign income Tax law.

Section 8.3             Additional Tax Matters.

(a)            Shareholder shall prepare, or cause to be prepared, all income Tax Returns required to be filed by Company after the Closing Date with respect to a Pre-Closing Tax Period (and excluding the Pre-Closing Tax Period portion of a Straddle Period).

(b)            Except as required in Section 8.3(a), Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by Company after the Closing Date with respect to a Pre-Closing Tax Period. Shareholder shall reimburse Buyer for any Taxes reflected on any pre-Closing Date Tax Return and its portion of any Taxes reflected on any Tax Return for a Straddle Period at least three days prior to the due date of such Tax Return.

(c)            Any such Tax Return required to be filed in Section 8.3(a) or Section 8.3(b) shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law) and without a change of any election or any accounting method and shall be submitted to Shareholder or Buyer (together with schedules, statements and, to the extent requested by Buyer or Shareholder, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. If either party objects to any item on any such Tax Return, that party shall, within five days after delivery of such Tax Return, notify the other party, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Shareholder and Buyer shall negotiate in good faith and use their reasonable best efforts to resolve such items.

(d)            In the case of Taxes payable with respect to a Straddle Period, the amount of (i) any Taxes based on or measured by income, gross or net sales, use, receipts, or payroll of Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date and (ii) other Taxes of Company for a Straddle Period which relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Company, to the extent permitted by Applicable Law.

(e)            Shareholder shall manage, conduct, control and settle, compromise or otherwise dispose of, and represent the interests of the Selling Parties and their direct and indirect owners in, any audit, examination, appeal, claim, litigation or other Proceeding with respect to Taxes for any Tax return filed pursuant to Section 8.3(a); provided, however, that any settlement, compromise or other disposition of any claim that would have the effect of materially increasing any Tax liability of Company, Buyer or any of their direct or indirect owners for any Post-Closing Tax Period may only be made with the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)            Except to the extent provided in Section 8.3(e), Buyer shall manage, conduct, control and settle, compromise or otherwise dispose of, and represent the interests of Company in any audit, examination, appeal, claim, litigation or other Proceeding with respect to Taxes for any Pre-Closing Tax Period; provided, however, that any settlement, compromise or other disposition of any claim for any Pre-Closing Tax Period may only be made with the written consent of the Shareholder, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer agrees to give written notice to Shareholder of the receipt of any written notice by Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any claim, in respect of which an indemnity may be sought by Buyer pursuant to Section 10.1(a)(iv); (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Shareholder (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Shareholder shall be entitled to participate in the defense of such claim and to employ counsel of his choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Shareholder.

(g)            All Tax-sharing agreements with respect to or involving Company shall be terminated as of the Closing Date and, after the Closing Date, Company shall not be bound thereby or have any Liability thereunder.

(h)            All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement will be paid by Shareholder when due, and Shareholder will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by Applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(i)            Notwithstanding anything herein to the contrary and without duplication of amounts reflected in the Net Working Capital at Closing, any ad valorem Taxes imposed on the assets of Company and other periodic expense items such as utilities and similar expenses with respect to the assets of Company that relate to a period beginning before the Closing Date and ending after the Closing Date shall be apportioned as of Closing such that Shareholder shall be liable for (and shall reimburse Buyer or Company to the extent that Buyer or Company shall pay) that portion of such Taxes and other expense items relating to, or arising in respect of, periods through the Closing Date and Buyer shall be liable for (and shall reimburse Shareholder to the extent Shareholder shall have paid) that portion of such Taxes and other expense items relating to, or arising in respect to, periods after the Closing Date. All amounts to be prorated will, to the extent reasonably feasible, be taken into account on the Settlement Statement. To the extent the amounts of any such proratable items are not finally known at the Closing, appropriate settlement will be made within 30 days after the amount of any such item is finally known.

Section 8.4            Allocation of Purchase Price. The parties agree that the Purchase Price will be allocated among the assets of Company (the “Purchase Price Allocation”) in a manner consistent with Section 338 and 1060 of the Code and the regulations promulgated thereunder, based upon the fair market values of such assets. Buyer shall, within 30 days after the final determination of the Net Adjustment pursuant to Section 3.1, provide Shareholder with a proposed Purchase Price Allocation (the “Proposed Allocations”). The Proposed Allocations will be prepared in accordance with the applicable provisions of the Code. The Proposed Allocations will become final and binding on the parties unless Shareholder gives Buyer written notice of objection to the Proposed Allocations within 30 days after Buyer gives Shareholder the Proposed Allocations. If Shareholder timely objects to the Proposed Allocations then Buyer and Shareholder shall negotiate in good faith to agree on any changes to the Proposed Allocations. The parties shall report and file all required Tax Returns (including, without limitation, IRS Form 8594) in all respects and for all purposes consistent with the Proposed Allocations, as adjusted pursuant to any such agreed-upon changes. For the avoidance of doubt, if Buyer and Shareholder are unable to agree on such changes, then the parties shall be free to report the purchase price allocation for tax purposes as they each determine in their sole discretion.

Article IX
Termination

Section 9.1             Grounds for Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a)            by mutual written consent of Buyer and Shareholder;

(b)            by Buyer or Shareholder in the event that (i) there shall be any Applicable Law adopted that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such order shall have become final and non-appealable;

(c)            by Buyer, if (i) Buyer is not then in material breach of any provision of this Agreement and (ii) any representation or warranty of the Selling Parties made in or pursuant to this Agreement is untrue or incorrect, or if any Selling Party breaches the agreements, covenants or conditions of this Agreement, and in each such case, such breach is not cured within 15 days after notice thereof from Buyer;

(d)            by Shareholder, if (i) the Selling Parties are not then in material breach of any provision of this Agreement and (ii) any representation or warranty of Buyer made in or pursuant to this Agreement is untrue or incorrect, or if Buyer breaches the agreements, covenants or conditions of this Agreement, and in each such case, such breach is not cured within 15 days after notice thereof from Company; or

(e)            by Buyer or Shareholder if the Closing has not occurred on or before October 31, 2022 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(e) will not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur by the Termination Date.

Section 9.2             Effect of Termination. Upon any termination pursuant to Section 9.1, no party shall have any further rights, Liabilities or obligations hereunder; provided, however, that if any of the terms and conditions contained herein have been willfully breached by any party, the non-breaching parties may pursue any rights and remedies they may have under Applicable Law, in equity or otherwise, by reason of such breach regardless of such termination, and such termination shall not constitute an election of remedies.

Article X
Indemnification

Section 10.1           Agreement to Indemnify.

(a)            Shareholder agrees to indemnify, defend and hold harmless Buyer and its Affiliates (including after the Closing, Company) and their respective successors, officers, directors, employees, representatives and agents (collectively, the “Buyer Indemnitees”) from, against and in respect of any and all Losses incurred by any Buyer Indemnitee arising out of or as a result of:

(i)            any inaccuracy or misrepresentation in or breach of any representation or warranty made in Article IV or Article V;

(ii)           any breach by Shareholder of any covenant contained in this Agreement or in any other Transaction Agreement;

(iii)          any Liabilities arising out of acts or omissions prior to the Closing;

(iv)          any Liabilities in respect of any Taxes (or any nonpayment thereof) for any Pre-Closing Tax Period;

(v)          any Proceeding pending or threatened as of the Closing, whether or not listed in Schedule 4.7 or Schedule 5.3;

(vi)          any Debt of Company existing as of the Effective Time that is not taken into account in the calculation of Net Cash;

(vii)        any Transaction Expenses in excess of the amounts listed on the Transaction Expenses Schedule; or

(viii)       any inaccuracy or misrepresentation in or breach of any representation or warranty made in Section 4.16(k).

(b)            Buyer agrees to indemnify, defend and hold harmless Shareholder from, against and in respect of any and all Losses incurred by Shareholder arising out of or as a result of:

(i)            any inaccuracy or misrepresentation in or breach of any representation or warranty made in Article VI of this Agreement;

(ii)           any breach by Buyer of any covenant contained in this Agreement or in any other Transaction Agreement; or

(iii)          any Liabilities arising out of acts or omissions of Buyer or Company following the Closing, except to the extent such Liabilities (A) are attributable to any breach of any representation, warranty or covenant of Shareholder or Company contained herein or (B)  are covered by Shareholder’s indemnification obligations under Section 10.1(a) hereof.

Section 10.2           Indemnification Procedures.

(a)            In the event that any Indemnitee receives notice from a third-party of a Proceeding with respect to which such Indemnified Party is entitled to indemnification hereunder (each, a “Third-party Claim”), such Indemnitee shall provide written notification thereof (each, a “Third-party Claim Notice”) to the Indemnitor hereunder within 20 days after the Indemnitee’s receipt of notice of such Third-party Claim. The Indemnitor shall have the right, upon (i) written notice delivered to the Indemnitee within 20 days thereafter (or sooner if the nature of the Third-party Claim so requires) and (ii) written acknowledgment of an obligation (or potential obligation under reservation of rights as to a determination that the matter is the proper subject of the indemnity provisions of this Agreement) to indemnify the Indemnitee, to assume the defense of such Third-party Claim, including the employment of counsel reasonably satisfactory to the Indemnitee and the payment of the fees and disbursements of such counsel; provided, however, that the Indemnitor shall have no right to assume the defense of such Third-party Claim if (A) the Indemnitor does not unconditionally acknowledge in writing its obligation to indemnify and hold the Indemnitee harmless with respect to the Third-party Claim, (B) the Third-party Claim relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, or involves a Governmental Authority, (C) the Third-party Claim is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, Buyer, or their Affiliates, (D) the Third-party Claim seeks injunctive or other equitable relief applicable to the Indemnitee or, if adversely determined, would or would reasonably be expected to require more than de minimis changes to the business or operations of the Indemnitee, (E) the Indemnitor fails to take reasonable steps necessary to defend diligently the Third-party Claim within 10 days after receiving written notice from the Indemnitee that the Indemnified Party reasonably believes that the Indemnifying Party has failed to take such steps, or (F) the amount of such Third-party Claim, together with the amount of all then pending Third-party Claims, exceeds the remaining balance of the unreserved Indemnity Escrow. If the Indemnitor declines, fails or is not permitted by the terms of this Agreement to assume the defense of such Third-party Claim within such 20 day period, however, the Indemnitee may employ counsel to represent or defend it in any such Third-party Claim and the reasonable fees and disbursements of such counsel incurred will constitute Losses, to the extent the Indemnitee is entitled to indemnification from the Indemnitor hereunder; provided, however, that the Indemnitor will not be required to pay the fees and disbursements of more than one counsel for all Indemnitees in any jurisdiction in any single Third-party Claim. In any Third-party Claim with respect to which indemnification is being sought hereunder, the Indemnitee or the Indemnitor, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense; provided further, however, to the extent that the Indemnitee is entitled to indemnification from the Indemnitor hereunder, the Indemnitor shall pay the out-of-pocket expenses of such Indemnitee’s counsel if (1) the named parties to any such action (including any impleaded parties) include both the Indemnitee and the Indemnitor, and (2) the Indemnitee shall have been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that are not available to the Indemnitor, or if available to the Indemnitor, the assertion of which would be adverse to or in conflict with the interests of the Indemnitee in any material respect. The Indemnitor or the Indemnitee, as the case may be, shall at all times use commercially reasonable efforts to keep the other party reasonably apprised of the status of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter. Neither the Indemnitor nor an Indemnitee may consent to the entry of any judgment, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed); provided, that the foregoing limitation shall not apply in the event that an Indemnitor declines or fails to timely assume the defense of a Third-party Claim within the 20 day period specified above.

(b)            If an Indemnitee claims a right to payment pursuant to this Agreement not involving a Third-party Claim (each, a “Direct Claim”), such Indemnitee shall send prompt written notice to the Indemnitor describing such Direct Claim and the basis therefor in reasonable detail together with supporting documentation sufficient to permit the Indemnitor to evaluate the merits of such Direct Claim (collectively, the “Direct Claim Notice”); provided, that failure to give such prompt notice or to include any specified information in such notice will not affect the rights or obligations of the Indemnitee, except and only to the extent that, as a result of such failure, the Indemnitor was materially prejudiced as a result of such failure. If the Indemnitor wishes to object to the allowance of some or all of the claims set forth in a Direct Claim Notice, the Indemnitor must deliver a written objection to the Indemnitee within 20 days after receipt by the Indemnitor of such Direct Claim Notice, expressing such objection and explaining in reasonable detail and in good faith the basis therefor. Thereafter, the Indemnitee and Indemnitor shall work together in good faith to establish the merits and amount of such Direct Claim. In the event that the Indemnitee and Indemnitor do not resolve in full the written objections, timely delivered, within 20 days of receipt by the Indemnitee of the written objection from the Indemnitor (which resolution shall include a joint written instruction to the Escrow Agent to make any required payments of Losses out of the Indemnity Escrow), then the Indemnitee may pursue all such rights and remedies as may be available to it to resolve such Direct Claim and enforce its rights hereunder with respect thereto. If the Indemnitor does not deliver any written objection to the Indemnitee within 20 days of receipt by the Indemnitor of such Direct Claim Notice, then the Indemnitor shall be deemed to have irrevocably waived any right to object to such Direct Claim and to have agreed that Losses in the amount specified in the Direct Claim Notice are indemnifiable hereunder, and as promptly as practicable and within five days thereafter, the Indemnitee shall be paid cash in the aggregate dollar amount of Losses payable to pursuant to such Direct Claim Notice in accordance with, and subject to the limits contained in, this Article X, including, as applicable, the forfeiture of all or a portion of the Indemnity Escrow.

(c)            For purposes of determining whether an Indemnitee is entitled to indemnification pursuant to this Article X or the amount of Losses to which an Indemnitee is entitled under this Article X, each of the representations and warranties that contain any qualifications as to materiality or “Material Adverse Effect” (or any correlative terms) shall be deemed to have been given as though there were no such qualifications.

Section 10.3           Survival of Representations, Warranties and Covenants.

(a)            Except as otherwise provided in this Section 10.3, all representations and warranties contained herein, and the right to assert claims hereunder in respect thereof, shall survive the Closing (and the delivery of any other Transaction Agreement) and shall expire on the 18-month anniversary of the Closing Date.

(b)            Notwithstanding Section 10.3(a) above, the representations and warranties made in Sections 4.1 (Organization), 4.2 (Authority; Enforceability), 4.3 (Capitalization; Subsidiaries), 4.10 (Tax Matters), 4.14 (Environmental Matters), 4.16 (Employee Benefit Matters), 4.18 (Brokers), 5.1 (Authority; Enforceability), 5.2 (Capitalization), 5.4 (Brokers), 6.1 (Organization) and 6.2 (Authority; Enforceability), 6.4 (Brokers) (collectively, the “Fundamental Representations”), and claims for fraud, and the right to assert claims hereunder in respect thereof, shall survive the Closing (and the delivery of any other Transaction Agreement) and shall survive for the longest period allowed by Applicable Law.

(c)            Notwithstanding anything to the contrary herein, the survival period in respect of any alleged or actual breach of a representation or warranty in this Agreement, or any related claim, shall be extended automatically to include any time period necessary to resolve a claim for indemnification that was asserted by the giving of notice in accordance with Section 11.1 and this Article X before expiration of such survival period (including as to any Losses incurred after such survival period would otherwise have expired), but not resolved and shall not expire unless otherwise specifically provided prior to its expiration. Liability for any such item shall continue until such claim shall have been finally settled, decided or adjudicated, and the parties waive any defense based on any statute of limitations or repose with respect to any such matter. Under no circumstances shall the fact that Losses are still being or may in the future be incurred be a basis for postponing or delaying satisfaction of any Indemnitee’s right to be indemnified in respect of indemnifiable Losses that have already been incurred.

(d)            Notwithstanding anything herein to the contrary, all covenants, agreements or obligations contained in this Agreement shall survive the Closing (and the delivery of any other Transaction Agreement) in accordance with their respective terms and conditions, or if not so stated, indefinitely.

Section 10.4           Limitations.

(a)            Notwithstanding anything to the contrary herein, the Indemnitors shall not be liable to the Indemnitees for indemnification under Section 10.1(a)(i) or Section 10.1(b)(i), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 10.1(a)(i) or Section 10.1(b)(i) exceeds $100,000 (the “Deductible”), in which event the Indemnitor shall only be required to pay or be liable for Losses in excess of the Deductible.

(b)            The maximum aggregate liability of Shareholder with respect to Losses pursuant to Section 10.1(a)(i) shall not exceed the Indemnity Escrow. Notwithstanding the foregoing, this Section 10.4(b) shall not apply to (i) inaccuracies or misrepresentations in or breaches of the representations and warranties made in Sections 4.14 (Environmental Matters), or 4.16 (Employee Benefit Matters), for which the maximum aggregate liability of Shareholder with respect to Losses pursuant to Section 10.1(a)(i) shall not exceed 50% of the Indemnification Cap, (ii) inaccuracies or misrepresentations in or breaches of any of the other Fundamental Representations, for which the maximum aggregate liability of Shareholder with respect to Losses pursuant to Section 10.1(a)(i) shall not exceed the Indemnification Cap, or (iii) fraud.

(c)            With respect to claims for indemnification under Section 10.1(b)(i), the maximum aggregate liability of Buyer shall not exceed the Purchase Price, except with respect to fraud.

(d)            The Indemnitees shall not be entitled to indemnification under this Agreement to the extent such Loss was taken into account in the determination of the Net Adjustment hereunder if doing so would result in double counting, but only to the extent of the amount so taken into account.

(e)            Payments by an Indemnitor in respect of any Losses shall be reduced by the amount of any insurance proceeds (net of any deductible amounts, the Indemnitee’s reasonable estimate of any increase in premiums related thereto and any reasonable costs associated with obtaining such insurance proceeds) and any indemnity, contribution or other similar payment, in each case actually received by the Indemnitee (or Company) in respect of any such claim. The Indemnitee shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses.

Section 10.5           Indemnity Escrow.

(a)            Subject to the limitations set forth in this Article X, within three Business Days after a Buyer Indemnitee becomes entitled to payment of indemnification for a Direct Claim or Third-party Claim under Section 10.1(a)(i):

(i)            If there are funds remaining in the Indemnity Escrow, Buyer and Shareholder shall execute and deliver a joint written instruction to the Escrow Agent to make such payment to the Buyer Indemnitee out of the Indemnity Escrow; and

(ii)           If the Indemnity Escrow has been fully reserved in respect of pending claims, exhausted or otherwise released in accordance with this Agreement and the Escrow Agreement, any Losses not otherwise satisfied pursuant to Section 10.5(a)(i), shall be satisfied by payment of all sums due and owing from Shareholder to the Buyer Indemnitee by wire transfer of immediately available funds to an account or accounts designated in writing by the Buyer Indemnitee.

(b)            Subject to the limitations set forth in this Article X, within three Business Days after a Buyer Indemnitee becomes entitled to payment of indemnification for a Direct Claim or Third-party Claim under any of Sections 10.1(a)(ii)-(vii):

(i)            If there are funds remaining in the Indemnity Escrow, and the Buyer Indemnitee elects for such Losses to be satisfied from the Indemnity Escrow, then Buyer and Shareholder shall execute and deliver a joint written instruction to the Escrow Agent to make such payment to the Buyer Indemnitee out of the Indemnity Escrow; and

(ii)            If the Buyer Indemnitee elects for such Losses to be satisfied by Shareholder directly, then such Losses shall be satisfied by payment of all sums due and owing from Shareholder to the Buyer Indemnitee by wire transfer of immediately available funds to an account or accounts designated in writing by the Buyer Indemnitee.

(c)            Except as otherwise provided in this Article X, payment for any Losses suffered by any Indemnitee pursuant to this Article X shall be made (i) when the Buyer Indemnitee and Shareholder (if the Indemnitee is a Buyer Indemnitee), or Buyer and Shareholder (if the Indemnitee is Shareholder) agree on the amount of such Losses, or (ii) when the amount of Losses is finally adjudicated.

(d)            If, on the nine-month anniversary of the Closing Date (the “Initial Release Date”), no Third-party Claim Notice of Direct Claim Notice has been provided by a Buyer Indemnitee to Shareholder hereunder, then within three Business Days thereafter, Buyer and Shareholder shall, by joint written instruction, direct the Escrow Agent to release to Shareholder from the Indemnity Escrow an amount equal to $1,586,000 (it being understood, for the avoidance of doubt, that if, as of the Initial Release Date, a Buyer Indemnitee has provided a Third-party Claim Notice or Direct Claim Notice to Shareholder, then no release from the Indemnity Escrow shall occur pursuant to this sentence). On the date that is 3 Business Days after the 18-month anniversary of the Closing Date (the “Second Release Date”), Buyer and Shareholder shall, by joint written instruction, direct the Escrow Agent to release to Shareholder the remaining amounts in the Indemnity Escrow minus the aggregate amount of Losses reserved in respect of pending claims made by Buyer Indemnitees pursuant to this Article X. To the extent that any amount has been reserved and withheld from distribution from the Indemnity Escrow on the Second Release Date on account of an unresolved claim for indemnification and, subsequent to the Second Release Date, such claim is resolved, Buyer and Shareholder shall, within three Business Days thereafter, by joint written instruction, direct the Escrow Agent to release (i) to the Buyer Indemnitee(s) the amount of Losses, if any, due in respect of such claim as finally resolved, and (ii) to Shareholder an amount equal to the excess, if any, of the amount theretofore reserved and withheld from distribution in respect to such claim over the payment, if any, made pursuant to the foregoing clause (i).

Section 10.6      Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.

Section 10.7      Exclusive Remedy. Buyer and Shareholder acknowledge and agree that, after the Closing, except in cases of fraud, the indemnification provisions in this Article X shall be the sole and exclusive remedy of Buyer and Shareholder with respect to the transactions contemplated by this Agreement regardless of the legal theory under which such liability or obligation may be sought to be imposed. Nothing in this Section 10.7 shall prevent or prohibit a party from seeking and/or obtaining specific performance, injunctive or other equitable relief.

Section 10.8           Release of Company. Following the Closing, Company shall not have any Liability to Shareholder as a result of any inaccuracy or misrepresentation in or breach of any representation or warranty made by Shareholder contained in any Transaction Agreement, any schedule thereto, or in connection with the transactions contemplated therein, the breach of any covenant or agreement made by Shareholder in any Transaction Agreement, or any other matter subject to indemnification by Shareholder pursuant to this Agreement, and Shareholder shall have no right of indemnification or contribution against Company on account of any event or condition occurring or existing prior to or on the Closing Date. In furtherance of the foregoing, effective as of the Closing, Shareholder, for himself and his successors-in-interest or any other Person who may now or hereafter claim through any of them, hereby forever releases and discharges Company, its officers and directors and their respective successors-in-interest, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses), of any nature whatsoever, whether known or unknown, which Shareholder now has, has had, or may hereafter claim to have had against Company or its officers or directors by reason of any matter, act, omission, cause, or event that has occurred up to the Closing.

Article XI
Miscellaneous

Section 11.1           Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given: (i) if personally delivered, when so delivered; (ii) if mailed, five Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (iii) if given by email, once such notice or other communication is transmitted to the email address specified below, provided that (A) no “delivery failure” notification is received, and (B) if such email is sent after 5:00 p.m. local time at the physical location of the intended recipient as shown below, or is sent on a day other than a Business Day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day; or (iv) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery:

If to Shareholder or, prior to Closing, Company: Vandermeer Forest Products, Inc. 5110 196th Street NW, Suite 200 Lynnwood, WA 98036 Attn: David J. Staudacher Email: dstaudacher@vandermeerfp.com with a copy, which shall not constitute notice, to: Ryan, Swanson & Cleveland, PLLC 1201 Third Avenue, Suite 3400 Seattle, WA 98101 Attn: Derek D. Crick Email: crick@ryanlaw.com

If to Buyer: BlueLinx Corporation 1950 Spectrum Circle, Suite 300 Marietta, Georgia 30067 Attn: Shyam Reddy Email: Shyam.Reddy@BlueLinxCo.com

with a copy, which shall not constitute notice, to:

Kilpatrick Townsend & Stockton LLP

Suite 2800

1100 Peachtree Street, N.E.

Atlanta, Georgia 30309-4530

Attn: Justin Heineman, Esq.

Email: jheineman@kilpatricktownsend.com

Any Person entitled to notice may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth, provided such notice shall be effective only upon actual receipt. Any notice given to or by Shareholder in accordance herewith will be deemed given to or by each of the Selling Parties.

Section 11.2           Amendments; No Waivers.

(a)            Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Shareholder and Company, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)            No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.3            Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided that any administration fees and expenses of the Escrow Agent shall be paid one-half by Buyer and one-half by Shareholder. This Section 11.3 shall survive any termination of this Agreement.

Section 11.4           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Shareholder nor, prior to Closing, Company may assign or delegate this Agreement or any of his or its respective rights, interests or obligations hereunder without the prior written approval of Buyer. Buyer may assign or delegate its rights under this Agreement (including the right to acquire all or any portion of the Shares at the Closing) to (a) one or more Affiliates of Buyer, (b) any purchaser of all or substantially all or any substantial part of Buyer’s business or a specific line of Buyer’s business (by merger, sale or assets or otherwise), or (c) collaterally to a lender in connection with any bona fide financing. Any assignment or delegation in breach of this Section 11.4 shall be null and void.

Section 11.5           Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person. Signatures transmitted electronically by portable document format (pdf) file or facsimile shall be binding for all purposes hereof.

Section 11.6           Entire Agreement. This Agreement (including the Schedules referred to herein that are hereby incorporated by reference and the other Transaction Agreements) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement, by and among Buyer and Company, dated September 29, 2021 shall survive until the Closing, and at and after the Closing, such Confidentiality Agreement shall be terminated and of no further force and effect.

Section 11.7          Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by an arbitral tribunal or court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect if, but only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

Section 11.8           Construction. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. Any fact or item that is disclosed in any Schedule shall be incorporated by reference into each other relevant Schedule for which applicability of such information and disclosure is reasonably apparent on its face, notwithstanding the omission of a reference or cross-reference thereto. Each party having participated in the negotiation and preparation of this Agreement and having been represented by counsel of its choosing, there shall be no presumption that any ambiguities herein be construed against any particular party. The relationship of the parties hereunder shall be that of independent contractors, and not of fiduciaries, joint venturers, partners or agents. Whenever this Agreement refers to the delivery of a copy of a document, such reference shall be construed to refer to a true, correct and complete copy of such document, as the same may have been extended, amended or supplemented. The phrase “made available” or “provided” and words of similar meaning or import mean, with respect to any document stated to have been “made available” or “provided” to Buyer, that such document was uploaded to and made available to Buyer in the Data Room prior to the execution and delivery of this Agreement. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not simply mean “if”. References to Sections or Schedules, refer to Sections of, or Schedules to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any reference in this Agreement to gender shall include all genders including the neuter, and words imparting the singular number only shall include the plural and vice versa. Any reference to the Selling Parties shall be construed to include one or more Selling Parties.

Section 11.9           Third Party Beneficiaries. Except with respect to indemnification of the Indemnitees, no provision of this Agreement shall be deemed to create any third party beneficiary rights in any Person, including any employee or former employee of Company or any beneficiary or dependent thereof.

Section 11.10         Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Section 11.11         Legal Representation.

(a)            Each party acknowledges that each of them has had the opportunity to review this Agreement with independent legal counsel. Ryan, Swanson & Cleveland, PLLC (the “Designated Firm”) has represented Shareholder in connection with the negotiation and preparation of this Agreement and has not represented any of the other parties. Kilpatrick Townsend & Stockton LLP has represented Buyer in connection with the negotiation and preparation of this Agreement and has not represented any of the other parties.

(b)            Buyer (on behalf of itself and its Affiliates) hereby irrevocably acknowledges and agrees that: (i) Shareholder and his Affiliates will have the right to retain the Designated Firm, at his own cost, to represent his interests in any controversy or claim arising out of or relating to this Agreement; (ii) Buyer (on behalf of itself and its Affiliates) irrevocably waives, consents to and covenants not to assert any objection, based on conflict of interest or otherwise, to any representation of Shareholder and/or his Affiliates by the Designated Firm in any controversy or claim arising out of or relating to this Agreement; (iii) all communications that are between the Selling Parties or any of their respective Affiliates or representatives, on the one hand, and the Designated Firm, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under, or any controversy or claim arising out of or relating to this Agreement (the “Protected Deal Communications”), shall be deemed to be privileged and confidential communications; and (iv) all rights to such Protected Deal Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by Shareholder.

Section 11.12         Consent to Jurisdiction. SUBJECT TO THE PROVISIONS OF SECTION 3.1 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCLUSIVELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (THE “COURT OF CHANCERY”) OR, TO THE EXTENT THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND THE APPELLATE COURTS HAVING JURISDICTION OF APPEALS IN SUCH COURTS (THE “DELAWARE FEDERAL COURT”) OR, TO THE EXTENT NEITHER THE COURT OF CHANCERY NOR THE DELAWARE FEDERAL COURT HAS SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE (THE “CHOSEN COURTS”), AND, SOLELY WITH RESPECT TO ANY SUCH ACTION (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 11.1.

Section 11.13         Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER:

BLUELINX CORPORATION

By:	/s/ Shyam K. Reddy
Name:	Shyam K. Reddy
Title:	Chief Legal and Sustainability Officer and Corporate Secretary

COMPANY:

VANDERMEER FOREST PRODUCTS, INC.

By:	/s/ David Staudacher
Name:	David Staudacher
Title:	President

SHAREHOLDER:

/s/ David J. Staudacher
DAVID J. STAUDACHER